As filed with the Securities and Exchange Commission on December 22, 2008
Registration No. 333-155324
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GreenHunter Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4864036
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1048 Texan Trail
Grapevine, Texas 76051
(972) 410-1044
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Morgan F. Johnston
Senior Vice President,
General Counsel and Secretary
1048 Texan Trail
Grapevine, Texas 76051
(972) 410-1044
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

David E. Morrison
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 855-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Registered	Offering Price per Unit	Aggregate Offering Price	Registration Fee
Common Stock, $0.001 par value per share
Preferred Stock, $0.001 par value per share
Warrants
Debt Securities
Total for sale by registrant	(1)	(2)	$100,000,000(3)	(4)
Secondary Offering: Common Stock, $0.001 par value per share
Total for sale by selling security holders	6,865,789	$5.53(6)	$44,544,413(7)	$1,751(8)

(1)	There are being registered hereunder for sale by the registrant such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants, such indeterminate principal amount of senior debt securities and such indeterminate principal amount of subordinated debt securities as shall have an aggregate initial offering price not to exceed $100,000,000. If any senior debt securities or subordinated debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the dollar amount of any securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of senior debt securities or subordinated debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. An aggregate of 6,865,789 shares of common stock is being registered hereunder for sale by the selling security holders.

(2)	The proposed maximum offering price with respect to shares for sale by the registrant will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)	Estimated solely for the purpose of determining the registration fee. The aggregate public offering price of all securities for sale by registrant registered hereby will not exceed $100,000,000.

(4)	This amount was previously paid on November 13, 2008.

(5)	There are being registered by this amendment an aggregate of 6,865,789 shares, reflecting 3,955,789 shares to be registered hereunder in addition to the 2,910,000 shares registered on the original Form S-3 filed on November 13, 2008.

(6)	Estimated solely for calculating the unpaid portion of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and the low sales prices of our common stock on the American Stock Exchange on December 17, 2008.

(7)	The proposed maximum offering price is an aggregate of the $22,668,900 maximum offering price of the shares registered on the original Form S-3 filed on November 13, 2008 and the additional $21,875,513 to be registered hereunder.

(8)	Calculated pursuant to Rule 457(c) under the Securities Act. $891 of this amount was previously paid on November 13, 2008. A fee of $860 is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses:

•	a basic prospectus which covers both (i) the offering, issuance and sale of $100,000,000 of common stock, preferred stock, warrants and debt securities of GreenHunter Energy, Inc. by the registrant and (ii) sales of common stock by certain selling security holders; and

•	a sales agreement prospectus covering the offering, issuance and sale of our common stock that may be issued and sold under a sales agreement that we have entered into with Wm. Smith & Co.

The basic prospectus immediately follows this explanatory note. The sales agreement prospectus immediately follows the basic prospectus. The common stock that may be offered, issued and sold under the sales agreement prospectus is included in the $100,000,000 of securities that may be offered, issued and sold by the registrant under the basic prospectus.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2008

PROSPECTUS

$100,000,000
Debt Securities, Common Stock, Preferred Stock and Warrants

GreenHunter Energy, Inc.

6,865,789
Shares of Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. We may offer and sell any combination of our debt securities, common stock, preferred stock, and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. The aggregate initial offering price of all securities sold under this prospectus by us will not exceed $100,000,000. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus describes the general terms of these securities. The specific terms of the securities and the specific manner in which we will offer and sell them will be contained in a prospectus supplement. The prospectus supplement may also add, update, or change information contained in this prospectus.

In addition, certain selling security holders may sell up to 6,865,789 shares of our common stock from time to time under this prospectus.

We encourage you to carefully review and consider this prospectus and any prospectus supplement before investing in our securities. We also encourage you to read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities by us unless accompanied by a prospectus supplement. However, the selling security holders may use this prospectus to sell shares of our common stock, from time to time, without a prospectus supplement.

Our common stock is traded on the American Stock Exchange under the symbol “GRH”. On December 19, 2008, the last reported sale price of our common stock on the American Stock Exchange was $6.01.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 2. In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December   , 2008.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.” All references to “GreenHunter,” “the Company,” “we,” “our,” “us” and similar terms refer to GreenHunter Energy, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In addition, this prospectus may be used by the selling security holders to sell up to 6,865,789 shares of our common stock as described under the heading “Selling Security Holders.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT GREENHUNTER ENERGY, INC.

GreenHunter was incorporated in the State of Delaware on June 7, 2005 under the name BTHC IV, Inc. We were formed for the purpose of reincorporating BTHC IV, LLC, a Texas limited liability company, in the State of Delaware. BTHC IV, LLC was reincorporated in Delaware by means of a merger into GreenHunter on April 11, 2006. On December 6, 2006, GreenHunter Wind Energy, LLC (“Wind Energy”), a Wyoming limited liability company, completed a “reverse acquisition” with us. In exchange for all of the membership interest of Wind Energy, we issued 14,560,000 shares of common stock to the sole shareholder of Wind Energy, or 97.1% of all of the then-issued and outstanding stock of GreenHunter. Simultaneous with the closing of the transaction with Wind Energy, we changed our name to GreenHunter Energy, Inc. and increased the number of authorized shares of capital stock to 100,000,000, consisting of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our common stock is traded on the American Stock Exchange under the symbol “GRH”. On October 29, 2008, we announced the execution of a definitive agreement to acquire L&L Holdings, LLC, a Louisiana limited liability company, together with its wholly-owned subsidiary L&L Oil and Gas Services, LLC (both entities also referred to collectively in this paragraph as L&L), one of the leading marine based diesel fuel, methanol, and lubricant suppliers located along the Gulf of Mexico. Pursuant to this agreement, we will acquire L&L for approximately $27.5 million. On December 12, 2008, we announced an agreement to extend the closing of the L&L acquisition until January 23, 2009. We have received and are considering a number of financing proposals related to this pending acquisition.

GreenHunter was formed to be the first publicly traded renewable energy company based in the United States that provides to investors a portfolio of diversified assets in the alternative energy sector. Our business plan is to acquire businesses and operate assets in the renewable energy sectors of wind, solar, geothermal, biomass and biofuels (biodiesel and ethanol). We intend to become a leading provider of clean energy products offering residential, business and other customers the choice to support clean energy generated from sources such as wind, solar, geothermal and biofuels. Our aim is to change the way power and renewable energy fuels are produced and ultimately distributed. Our goal is to be more efficient and therefore facilitate increased stockholder value.

Our corporate headquarters are located at 1048 Texan Trail, Grapevine, Texas 76051, and our phone number is (972) 410-1044.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus before making an investment decision. Additional risks related to us and our securities may be included in the applicable prospectus supplement related to an offering and in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Associated with our Business

We have a limited operating history, and our business may not be as successful as we envision.

We are a recently formed corporation with minimal operating history upon which to base the evaluation of our company. Since we have a limited operating history, you will have little or no basis upon which to evaluate our ability to achieve our business objectives. We will be subject to the risks involved with any speculative new venture. We have minimal revenues and will not generate any significant revenue until our existing biodiesel refinery is more fully operational and we have commenced operations at one or more of our prospective wind development assets and biomass plants. Our biodiesel refinery was operating at 50% capacity prior to its cessation of operational activity due to Hurricane Ike in September 2008. In November 2008, we resumed operations at our biodiesel refinery but such operations had not returned to pre-storm capacity as of the date hereof. Due to many undeterminable market conditions, including those related to our limited business history and the relatively limited history of the renewable energy industry, there can be no assurance that GreenHunter will be able to operate profitably in the future.

Our lack of diversification beyond the renewable energy industry may increase our risk.

We expect our primary source of revenue will come from renewable energy assets that generate cash flow from the sale of biodiesel, methanol, wind and biomass-created energy. Any diminution in the value of our assets or decrease in operating revenues could negatively affect our ability to become profitable. Further, the illiquid nature of the assets we own and intend to purchase could jeopardize our ability to satisfy our working capital needs or impair our ability to meet any debt obligations that may become due.

We may not be able to effectively manage our acquisition and construction costs.

We may suffer from increasing costs in retrofitting current acquisitions. For example, while we have completed the acquisition of biomass plants located in Mesquite Lake, California and Telogia, Florida, substantial costs will be incurred in retrofitting and repairing these plants. While we have attempted to project these costs, changes in engineering scope, increases in construction, labor, or capital expenses could impair our ability to successfully achieve our investment objectives.

We have significant debt that could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a relatively high amount of indebtedness. As of September 30, 2008, we had total indebtedness of approximately $78 million. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. In addition, our ability to obtain additional financing in the future may be impaired by our leverage and existing debt covenants. Our indebtedness could:

•	make it more difficult for us to satisfy our obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	force us to sell assets or seek additional capital to service our indebtedness, which we may be unable to do at all or on terms favorable to us;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

We are dependent upon our key personnel.

Our operations and financial success will significantly depend on our managerial personnel. Our managerial personnel have the right to make all decisions with respect to management and operation of our business and affairs. We are dependent on the executive officers and key personnel of GreenHunter and our ability to attract and retain qualified personnel. Our profitability could be adversely affected if we lose members of our management team. We have not entered into any employment agreements with any of our management personnel, nor have we obtained “key man” life insurance on any of their lives. Further, our officers’ and directors’ allocation of their time to other business interests could have a negative impact on our ability to achieve our business objectives. All of our officers are required to commit their full work hour time to our business affairs, with the exception of Gary C. Evans, our Chief Executive Officer, who maintains director positions and relationships with other companies. For a discussion regarding the potential conflicts of interest that you should be aware of, see the risk factor below regarding conflicts of interest of our officers and directors.

We may not be able to meet our capital requirements.

We will need to make substantial capital expenditures in connection with the refurbishment of our biomass plants in California and Florida and to develop our wind energy projects. We currently intend to finance these projects utilizing our credit facility with WestLB AG and the net proceeds of our debentures offerings. The WestLB credit facility consists of a fully-utilized $33.5 million term loan facility and a $10.0 million working capital facility in connection with the development, construction and operation by GreenHunter BioFuels, Inc., a wholly owned subsidiary of the Company, of a biodiesel refinery in Houston, Texas. WestLB may, in its sole discretion, increase the credit facility up to an aggregate of $150.0 million (including this $43.5 million commitment) to include other biodiesel, methanol and glycerin production, terminal projects and our other renewable energy projects. We currently have outstanding borrowings of $43.5 under this credit facility. In the event we are not able to obtain and draw the entire $150.0 million credit facility, continue to successfully market our redeemable debentures, or otherwise raise additional capital, we may not be able to meet our capital needs and complete our pending projects. There can be no assurance that any additional debt or equity financing will be available to allow us to fund our capital requirements.

We may from time to time experience liquidity problems in our business.

Our businesses are capital intensive and economic, market and other factors can cause us to experience liquidity problems. For instance, in fourth quarter 2008 we had serious liquidity issues due to the shutdown of our biodiesel refinery on September 12, 2008 following Hurricane Ike, delays in receiving related insurance proceeds, decreases in alternative energy commodity prices following the steep decline in oil and gas product prices, and biodiesel feedstocks purchased at prices above the current market. Although we have filed claims with our insurance providers as appropriate, our currently payable obligations exceed cash and assets readily convertible into cash. We have also been negatively affected by the overall deterioration across all capital markets.

Risks Related to Doing Business in China

Some of our business projects, including the supply of wind turbines by MingYang Wind Power Technology Co. and the supply of feedstocks such as jatropha and xanthoceras sorbifolia by China Forestry Group Corporation, are located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on our business, results of operations and financial condition. Some of the risks related to doing business in China include:

•	The legal environment in China is uncertain and our ability to legally protect our investments could be limited (e.g. there could be a risk of expropriation of our revenue and/or assets);

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities;

•	More restrictive rules on foreign investment could adversely affect our ability to expand our operation in China;

•	Future inflation in China may inhibit our ability to conduct business in China;

•	We may have limited legal recourse under Chinese law if disputes arise under our contracts with third parties;

•	Fluctuations in currency exchange rates may impact our profitability;

•	Conducting business in China, may hinder our ability to collect on accounts receivables;

•	Protecting and enforcing our intellectual property rights may be more difficult in China;

•	Operating in China may require import and export licenses as well as payment of possible tariffs; and

•	Additional expenses and inherent risks, such as differences in language and cultural approaches to the conduct of business, result from operating in geographically distant locations.

Risks Related to the Renewable Energy Industry

We have not currently identified specific future investments or acquisitions within the renewable energy industry and thus cannot evaluate their associated merits or risks.

Since we are not limited to any particular target business in the renewable energy industry within which to operate or complete an acquisition or business combination, we are unable to currently ascertain the merits or risks of any future business we may operate. We may complete a business combination in the future with a company in any business we choose in the renewable energy industry (e.g., wind, solar, geothermal, biomass and biofuels) or a vertical integration within the fuels distribution business, and we are not limited to any particular type of business. While our recent acquisitions are described in our filings with the SEC, there is minimal current information for you to evaluate the possible merits or risks of any other target businesses which we may acquire. In addition, you may not have the right, as a security holder, to approve any such acquisition under applicable law. To the extent we complete a business combination with a financially unstable company, a company with unknown or non-quantifiable risks or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of such entity. Further acquisitions or business combinations with an entity in the renewable energy industry would be characterized by a high level of risk, and we may be adversely affected by currently unascertainable risks of that business. Although our management team will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

The abundant competition and rapidly changing technology in the renewable energy industry may impair our success.

The renewable energy marketplace is highly fragmented, competitive and subject to rapid technological change, and we may be unable to successfully compete. Evolving industry standards, rapid price changes and rapid product obsolescence also impact the market. We currently compete in the market for renewable energy products and services and against companies that are better capitalized than us. Our competitors include many domestic and foreign companies, many of which have substantially greater financial, marketing, personnel and other resources than we do. Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that could render our technologies, products or services obsolete or less marketable. Our success will be dependent upon our ability to develop superior energy products in a cost effective manner. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace.

Changes to the currently favorable regulations and legislation within the renewable energy industry may adversely impact our future revenues.

The favorable legislative and regulatory climate for the renewable energy industry may not continue. The viability of our renewable energy projects will be in large part dependent upon the continuation of a favorable legislative and regulatory climate with respect to the continuing operations and the future growth and development of the renewable energy industry. Government regulations, subsidies, incentives and the market design have a favorable impact on the construction of renewable energy facilities. If the current government regulations, subsidy and incentive programs or the design of the market are modified, our projects may be adversely affected, which may have a material adverse effect on the Company.

The Internal Revenue Code currently provides for tax credits for biodiesel fuels and for electricity produced and sold from qualified biomass and wind energy projects. These credits, which were to expire for biodiesel fuels after December 31, 2008, and for qualified wind energy projects placed in service on or after December 31, 2008, have been extended for one year as part of the Emergency Economic Stabilization Act of 2008 (Public Law 110-343). The credits available for biodiesel fuel and biomass and wind energy are discussed below. The elimination or significant reduction in these tax credits could harm our business, financial condition and results of operations.

The pricing of renewable energy may fluctuate significantly due to the price of oil and gas.

The market price of renewable energy fuels is volatile and subject to significant fluctuations, which may cause our profitability to fluctuate significantly. The market price of renewable energy fuels is dependent on many factors, including the price of gasoline, which is in turn dependent on the price of crude oil. Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, Saudi Arabia, countries comprising the former U.S.S.R., Venezuela, Nigeria, and other countries and regions. The industrialized world depends critically on oil from these areas, and any disruption or other reduction in oil supply or other types of instability in these regions, such as an escalation of conflicts, can cause significant fluctuations in the prices of oil and gasoline. We cannot predict the future price of oil or gasoline. Unprofitable prices for the sale of renewable energy fuels may result from the significant fluctuations in market prices. In recent years, the price of crude oil, gasoline and renewable energy fuels all reached historically unprecedented high levels, although prices for oil, gasoline and renewable energy fuels declined substantially in 2008. As the prices of gasoline and petroleum materially decline, we believe that the demand for and price of renewable energy fuels may be adversely affected. Fluctuations in the market price of renewable energy fuels may cause our profitability to fluctuate significantly.

The pricing of renewable energy may fluctuate due to the level of production of renewable energy.

We believe that the production of renewable energy fuels is expanding rapidly, especially in the United States. There are a number of new plants under construction and planned for construction. We expect existing renewable energy fuel and biopower plants to expand by increasing production capacity and actual production. Increases in the demand for renewable energy fuels and biopower may not be commensurate with increasing supplies of renewable energy fuels or power. Thus, increased production of renewable energy fuels or power may lead to lower renewable energy fuel prices. The increased production of renewable energy fuels and power could also have other adverse effects. For example, increased renewable energy fuels production could lead to increased supplies of co-products from the production of renewable energy fuels. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of renewable energy fuels could result in increased demand for renewable energy fuel supplies. This could result in higher prices for such supplies and cause higher renewable energy fuels production costs, which would result in lower profits. We cannot predict the future price of renewable energy fuels or biopower. Any material decline in the price of renewable energy fuels or power will adversely affect our sales and profitability.

Construction and development delays or cost over-runs may adversely affect our business.

Absent a successful business combination, our ability to generate revenues will depend upon the successful completion of the restoration or development, construction and operations of our existing biodiesel refinery, biomass plants, and wind assets. Such development requires capital equipment being manufactured, shipped to our project sites, installed and tested. In addition, we will be required to build or purchase and install on-site roads, substations, interconnection facilities and other infrastructure. There is a risk that the construction phase may not be completed, that construction may be substantially delayed, or that material cost over-runs may be incurred, which may result in our being unable to meet profit expectations.

We would be liable for violations of environmental laws related to our ownership or operation of our facilities.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. In addition, we could face environmental liability for violations on or related to facilities we lease or otherwise use unrelated to ownership. If any hazardous materials are found within our operations and are in violation of the law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell or cease operations on any subject properties and may apply to hazardous materials present within the properties before we acquired or commence use of them. If significant losses arise from hazardous substance contamination, our financial viability may be substantially and adversely affected.

Risks Related to the Biodiesel Industry

The biodiesel industry is highly dependent on a mix of legislation and regulation (including tax incentives) and any changes in legislation or regulation could harm our business, results of operations and financial condition.

We blend our biodiesel in the United States at our facilities in Houston, Texas. In the United States, the biodiesel industry is highly regulated and is currently supported by favorable legislation including tax legislation. The competitiveness of the biodiesel industry greatly depends upon certain tax incentives and renewable fuel standards. We have provided detail regarding these incentives and standards below because, although this information is technical, it is important that investors understand the nature and impact of current legislation on our biodiesel business.

Biodiesel Tax Incentives.  Currently, under Section 6426 of the Internal Revenue Code (26 U.S.C. 6426) we are entitled to certain credits against the U.S. federal excise taxes imposed on the removal of biodiesel from any refinery or terminal and sales of biodiesel to certain persons. Additionally, under Section 40A Internal Revenue Code (26 U.S.C. 40A), we are entitled to the biodiesel fuel credit against our U.S. federal income taxes. The biodiesel fuel credit is reduced to take into account any benefit with respect to the biodiesel of the credit against the excise tax.

The biodiesel fuel credit was created by the American Jobs Creation Act of 2004 (Public Law No. 108-357), modified by Energy Tax Incentive Act of 2005 (Public Law 109-58) and then by the Economic Emergency Stabilization Act of 2008 (Public Law No. 110-343), and is equal to the sum of the “biodiesel mixture credit” and a “biodiesel credit.” The biodiesel mixture credit equals $0.50 per gallon of biodiesel used by the taxpayer in the production of a “qualified biodiesel mixture”, defined as a mixture of biodiesel and diesel fuel, which the taxpayer sells as fuel or uses as fuel in a trade or business. The biodiesel credit equals U.S. $0.50 per gallon of biodiesel, not in a mixture with diesel fuel, used by the taxpayer as fuel in a trade or business, or sold by the taxpayer at retail at a gas station. Both the biodiesel mixture credit and biodiesel credit will be equal to U.S. $1.00 for all fuel produced or sold after December 31, 2008.

In the case of any biodiesel which is “agri-biodiesel,” both the biodiesel mixture credit and the biodiesel credit are currently equal to U.S. $1.00 per gallon. Agri-biodiesel is biodiesel produced from “virgin oils,” such as soybean oil, or derived from animal fats. Furthermore, the Energy Tax Incentive Act of 2005 (Public Law 109-58) created an additional credit equal to U.S. $0.10 per gallon for small agri-biodiesel producers for up to 15 million gallons. It is available only to producers of agri-biodiesel with an annual productive capacity of no more than 60 million gallons.

For purposes of these credits, all biodiesel must meet the both the registration requirements for fuels and fuel additives established by the Environmental Protection Agency under Section 211 of the Clean Air Act (42 U.S.C. 7545), and the American Society of Testing Materials D6751 standard.

No Assurance of Continued Biodiesel Tax Incentives.  Under the Economic Emergency Stabilization Act of 2008, the biodiesel fuels credit is scheduled to expire at the end of 2009. We cannot assure you that this or any other tax credits or deductions will be renewed on similar terms, if at all. The elimination or significant reduction of the biodiesel fuels credit could harm our business, financial condition and results of operations.

Biodiesel Standards.  In the United States, the Energy Policy Act of 2005 (Public Law No. 109-58), mandates a minimum amount of renewable fuel (biodiesel, ethanol, and other renewable fuels) to be used by petroleum refiners in the fuel supply market, increasing from 4.0 billion gallons in 2006 to 7.5 billion gallons by 2012. The Energy Independence Act and Security Act of 2007 (Public Law No. 110-140) revised the minimum amount of renewable fuel to be used, increasing the minimum from 9 billion gallons in 2008 to 36 billion gallons in 2022.

No Assurance of Continued Biodiesel Standards.  While these renewable fuel standards may stimulate demand for renewable fuels generally, we cannot assure you that there will be specific demand for biodiesel. Any waiver of, or failure to adopt, the renewable fuel standards could adversely impact the demand for biodiesel and may have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to various regulatory schemes, including environmental regulations, and failure to comply with such regulations could harm our business, results of operations and financial condition.

All phases of designing, constructing and operating biodiesel production facilities present environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines, penalties and liability, as well as potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to governments and third parties, and may require us to incur costs to remedy such discharge.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our directors, officers and employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. This could result in a material adverse effect on our business, financial condition and results of operations.

Our results of operations, financial condition and business outlook are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies.

Our financial results are substantially dependent on many different commodity prices, especially prices for feedstock, biodiesel, petroleum diesel and materials used in the construction of our production facilities. As a result of the volatility of the prices for these items, our financial results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the ability to hedge against certain feedstock price fluctuations is limited, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial costs and risks and may not be effective to mitigate these fluctuations.

We depend on third parties for all of our feedstock supply. If such third parties are not able to complete their feedstock supply services or default on any agreement to provide us with feedstock or procure feedstock for us, we would be materially adversely affected. Irrespective of whether third parties perform under feedstock contractual arrangements with us, we may be forced to buy feedstock at uneconomic rates, or we may not have access to feedstock at all. Additionally, we may have difficulty selling our biodiesel if third parties with whom we contract under our off-taking agreements do not perform. These conditions may cause our operating results to suffer.

As feedstocks comprise the primary input in producing biodiesel, changes in the price of feedstocks can significantly affect our business. The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as increased demand, adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock is available at economical terms, which could have a material adverse effect on our business, results of operations and financial condition. The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production facility is built in the same general vicinity or if alternative uses are found for lower cost feedstocks.

Historically, the price of biodiesel has correlated closely to the price of petroleum diesel which is directly correlated to the price of crude oil. The price of petroleum diesel fluctuates substantially and is difficult to forecast due to factors such as political unrest, worldwide economic conditions, supply and demand, seasonal weather conditions, changes in refining capacity, fluctuations in exchange rates and natural disasters. Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel production facilities and on our general financial condition. Price fluctuations for biodiesel fuel may also impact the investment market, and our ability to raise capital. Although market prices for biodiesel fuel rose to record levels during 2007 and into 2008, the prices of crude oil and biodiesel fuel declined substantially in the second half of 2008. Future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our business, financial condition and results of operations.

Biodiesel is marketed both as a pure and blended substitute for diesel, and as a result, a decrease in petroleum diesel prices may reduce the price at which we can sell our biodiesel and materially and adversely affect our business, financial condition and results of operations.

Competition due to advances in alternative fuels may lessen the demand for biodiesel and negatively impact our business.

Alternative fuels, gasoline oxygenates, ethanol and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that, like biodiesel, may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Additionally, there is significant research and development being undertaken regarding the production of ethanol from cellulosic biomass, the production of methane from anaerobic digestors, and the production of electricity from wind and tidal energy systems, among other potential sources of renewable energy. If these alternative fuels continue to expand and gain broad acceptance, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would adversely affect our business, results of operations and financial condition.

Adverse public opinions concerning the biodiesel industry in general could harm our business.

The biodiesel industry is new, and general public acceptance of biodiesel is uncertain, especially in the United States. Public acceptance of biodiesel as a reliable, high-quality alternative to petroleum diesel may be limited or slower than anticipated due to several factors, including:

•	public perception of the “food versus fuel” debate;

•	public perception that biodiesel is produced from waste vegetable oil or other lower-quality feedstocks, thereby resulting in lower quality fuel;

•	public perception that the use of biodiesel will require excessive engine modifications, or that engines running biodiesel will not reliably start in cold conditions;

•	actual or perceived problems with biodiesel quality or performance; and

•	concern that using biodiesel will void engine warranties.

Such public perceptions or concerns, whether substantiated or not, may adversely affect the demand for our biodiesel, which in turn could decrease our sales, harm our business and adversely affect our financial condition.

Risks Relating to the Wind Energy Industry

One of our business segments depends on the availability of wind, which may not meet our expectations if weather patterns vary greatly.

A portion of our business is dependent on the availability of the wind resource. The strength and consistency of the wind resource at any of our wind projects will vary. Weather patterns are unpredictable could change or the historical data could prove to be an inaccurate reflection of the strength and consistency of the wind in the future. If there is insufficient wind resource, the assumptions underlying the economic feasibility as to the amount of electricity to be generated by any of our proposed wind projects will not be met and income and cash flows will be adversely impacted. The future evaluation of our wind projects will be based on assumptions about certain conditions that may exist and events that may occur in the future. A number of additional factors may cause the wind resource and energy capture at any of our wind projects to differ, possibly materially, from those initially assumed by management, including:

•	the limited time period over which the site-specific wind data were collected;

•	the potential lack of close correlation between site-specific wind data and the longer-term regional wind data;

•	inaccurate assumptions related to wake losses and wind shear;

•	the limitations in the accuracy with which anemometers measure wind speed;

•	the inherent variability of wind speeds;

•	the lack of independent verification of the turbine power curve provided by the manufacturer;

•	the potential impact of climatic factors, including icing and soiling of wind turbines;

•	the potential impact of topographical variations, turbine placement and local conditions, including vegetation;

•	the power delivery schedule being subject to uncertainty;

•	the inherent uncertainty associated with the use of models, in particular future-oriented models; and

•	the potential for electricity losses to occur before delivery.

Further, the wind resources may be insufficient for our wholly owned subsidiary, GreenHunter Wind Energy, LLC, to become and remain profitable. Wind is naturally variable. The level of electricity production at any of our wind projects, therefore, will also be variable. If there is insufficient wind resource at a project site due to variability, the assumptions underlying management’s belief as to the amount of electricity to be generated by any of our wind projects will not be met. Accordingly, there is no assurance that the wind resource will be sufficient for GreenHunter Wind Energy to become or remain profitable.

The inherent volatility in the market price of electricity could impact our business.

Our potential revenues, income and cash flow are subject to volatility in the market price for electricity. Our ability to generate revenue has exposure to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices. The market price of electricity is sensitive to cyclical changes in demand and capacity supply, and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, transmission development and investment within the United States and to the power markets in other jurisdictions via interconnects and other external factors outside of our control. Energy from wind generating facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance. Accordingly, the potential revenue, income and cash flow may be volatile and adversely affect our business, results of operation and financial condition.

Any inability or delay in updating or obtaining required licenses and permits could hinder development and adversely affect our business.

We may be unable to obtain all necessary licenses and permits to operate our business. We may not necessarily hold all of the licenses and permits required in connection with the construction and operation of most of our biodiesel refinery, biomass plants, and wind projects. The failure to obtain all necessary licenses or permits, including renewals or modifications, could result in construction delays of any of our projects or could otherwise have a material adverse effect on our business, results of operation and financial condition.

Our inability to enter interconnection agreements would restrict our ability to sell electricity.

We may be unable to enter into necessary interconnection agreements. We will be required to enter into certain interconnection agreements with electric utilities prior to selling electricity. The failure to enter into such interconnection agreements on terms that are acceptable to us could have a material adverse effect on the Company.

The wind energy industry is highly dependent on tax incentives.

In the United States, the wind energy industry is currently supported by favorable legislation including tax legislation. We have provided detail regarding these incentives below because, although this information is technical, it is important that investors understand the nature and impact of current legislation on our wind business.

Wind Energy Tax Incentives.  Section 45 of the Internal Revenue Code provides for a production tax credit of 1.5 cents (adjusted annually for inflation) per kilowatt hours of electricity produced by the taxpayer from a qualified facility during the 10-year period beginning on the date it was originally placed in service, and sold to an unrelated person. The production tax credit is reduced under a formula for any year in which the national average price of electricity produced from wind for the immediately succeeding year, or the “reference price,” exceeds 8 cents a kilowatt hour adjusted for inflation and is completely eliminated when the reference price exceeds 11 cents (adjusted for inflation) per kilowatt hour. The reference price for 2008 was 3.60 cents.

No Assurances of Continued Wind Energy Tax Credit.  The production tax credit which was scheduled to expire for qualified facilities placed in service after December 31, 2008, was extended by the Emergency Economic Stabilization Act of 2008 (Public Law 110-343) to qualified facilities placed in service before January 1, 2010. We cannot assure you that this or any other tax credits will be renewed on similar terms, if at all. The elimination or significant reduction in the production tax credit described above could harm our business, financial condition and results of operations.

Risks Relating to the Biomass Industry

The inherent volatility in the market price of electricity could impact our business.

Our potential revenues, income and cash flow are subject to volatility in the market price for electricity. Our ability to generate revenue is subject to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices. The market price of electricity is sensitive to cyclical changes in demand and capacity supply and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, transmission development and investment within the United States and to the power markets in other jurisdictions via interconnects and other external factors outside of our control. Energy from biomass facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance. Accordingly, the potential revenue, income and cash flow may be volatile and adversely affect our business, results of operation and financial condition.

Any inability or delay in updating or obtaining required licenses and permits could hinder development and adversely affect our business.

We may be unable to obtain all necessary licenses and permits to operate our business. We may not necessarily hold all of the licenses and permits required in connection with the construction and operation of most of our biodiesel refinery, biomass plants, and wind projects. The failure to obtain all necessary licenses or permits, including renewals or modifications, could result in construction delays of any of our projects or could otherwise have a material adverse effect on the Company.

Our inability to enter interconnection agreements would restrict our ability to sell electricity.

We may be unable to enter into necessary interconnection agreements. We will be required to enter into certain interconnection agreements with electric utilities prior to selling electricity. The failure to enter into such interconnection agreements on terms that are acceptable to us could have a material adverse effect on the Company.

The biomass energy industry is highly dependent on tax incentives.

The biomass industry is highly regulated and is currently supported by favorable legislation including certain tax incentives. We have provided detail regarding these incentives below because, although this information is technical, it is important that investors understand the nature and impact of current legislation on our biomass business.

Production Tax Credit.  Section 45 of the Internal Revenue Code generally provides a production tax credit of 1.5 cents (the “credit amount” as adjusted annually for inflation) for electricity produced by a taxpayer from a qualified energy resource at a qualified facility during the 10-year period beginning on the date the facility was originally placed in service (the “credit period” which is adjusted for certain facilities as noted below) and sold by the taxpayer to an unrelated person. A qualified energy resource includes closed-loop biomass and open-loop biomass.

The production tax credit is reduced under a formula for any year in which the national average price of electricity from biomass, or the “reference price,” exceeds 8 cents a kilowatt hour adjusted for inflation and is completely eliminated when the reference price exceeds 11 cents (adjusted for inflation) per kilowatt hour. The Internal Revenue Service has not yet published the reference price for either closed-loop or open-loop biomass for any prior year and has stated that the phase out is not applicable to open-loop and closed-loop biomass for 2006 and 2007.

For a facility using open-loop biomass to produce electricity, the term “qualified facility” generally means any facility owned by the taxpayer which in the case of a facility using agricultural livestock waste nutrients is originally placed in service before January 1, 2011 and the nameplate capacity rating is not less than 150 kilowatts and in the case of any other facility is originally placed in service before January 1, 2011. It also includes a new unit placed in service after October 3, 2008, in connection with such facility but only to the extent of the increased amount of electricity produced at the facility by such unit. The credit period for a facility for open-loop biomass is shortened from a 10-year period to a 5-year period for any facility placed in service before August 8, 2005, and for facilities other than using agricultural livestock waste placed in service before October 22, 2004, is a 5-year period beginning on January 1, 2005. Also, the credit amount for electricity produced from a facility for open-loop biomass is reduced by one-half.

For a facility using closed-loop biomass to produce electricity, the term “qualified facility” generally means any facility owned by the taxpayer which is originally placed in service after 1992 and before January 1, 2011 or owned by the taxpayer which before January 1, 2011 is originally placed in service and modified to use closed-loop biomass to co-fire with coal, with other biomass, or with both but only if certain modifications are approved under the Biomass Power for Rural Development Programs or is part of a pilot project of the Commodity Credit Corporation. (The amount of production tax credit attributable to a qualified facility under the immediately preceding sentence is further adjusted based on the ratio of the thermal content of the closed-loop biomass used in the facility to the thermal content of all fuels used in such facility.) It also includes a new unit placed in service after October 3, 2008, in connection with such facility but only to the extent of the increased amount of electricity produced at the facility by such unit. With respect to either a closed-loop biomass facility or open-loop biomass facility, if the owner of such facility is not the producer of the electricity, the person eligible for the credit is the lessee or operator of such facility.

The production tax credit for qualified resources was scheduled to expire for qualified facilities placed in service after December 31, 2008. However, the Emergency Economic Stabilization Act of 2008 (Public Law 110-343) extended the production tax credit generally to biomass facilities placed in service before January 1, 2011. The elimination or significant reduction in the production tax credit described above could harm our business, financial condition and results of operations.

Bonus Depreciation.  The Emergency Economic Stabilization Act of 2008 provides that an additional first year depreciation of 50% of the adjusted tax basis is available for cellulosic biomass plant property. Cellulosic biomass means any liquid fuel which is produced from any lignocellulosic or hemicellulosic matter that is available on a renewable or recurring basis. Cellulosic biomass plant property means property of a character subject to the allowance for depreciation which is used in the U.S. solely to produce cellulosic biomass, the original use of which commences with the taxpayer and which is placed in service after October 3, 2008, in taxable years ending after that date but before January 1, 2013, and which is acquired by the taxpayer by purchase. The future elimination or significant reduction in the bonus depreciation described above could harm our business, financial condition and results of operation.

No Assurance of Continued Tax Incentives.  The biomass industry is highly dependent on tax incentives. The credit for producing fuels from nonconventional sources has already expired, and there is no assurance that other tax incentives will be renewed or otherwise continued on favorable terms. The elimination or significant reduction in the tax incentives described above could harm our business, financial condition and results of operations.

Risks Relating to the Ownership of our Securities

Our common stock only has been publicly traded since January 2, 2008, and the price of our common stock has fluctuated substantially since then and may fluctuate substantially in the future.

Our common stock has been publicly traded only since January 2008. The price of our common stock has fluctuated significantly since then. From January 2, 2008, to December 19, 2008, the trading price of our common stock ranged from a low of $3.28 per share to a high of $25.45 per share and the closing trading price on December 19, 2008 was $6.01 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	changing conditions in fuel markets;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of comparable companies;

•	additions or departures of key personnel;

•	future sales of our stock;

•	tax and other regulatory developments;

•	our ability to develop and complete facilities, and to introduce and market the energy created by such facilities to economically viable production volumes in a timely manner; and

•	other factors discussed in the “Risk Factors” section, elsewhere in this prospectus and in any prospectus supplement.

We may fail to meet expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

If we issue additional shares in the future, it will result in dilution to our existing stockholders.

Our amended and restated certificate of incorporation denies the holders of our common stock the right to subscribe for additional shares of capital stock upon any issuance or increase thereof. As a result, if we issue additional shares of common stock or securities convertible into common stock, our stockholders may be unable to maintain their pro rata ownership of common stock. The issuance of additional securities will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares or securities convertible into or exercisable for shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders who do not purchase such shares. There is no assurance that further dilution will not occur in the future.

We may issue shares of our capital stock or debt securities to complete a business combination or acquire assets, which would dilute the equity interest of our stockholders and could cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 9, 2008, there were 69,055,560 authorized but unissued shares of our common stock available for issuance and 9,976,925 shares of preferred stock available for issuance. As of December 9, 2008, the number of shares of our common stock subject to outstanding options, warrants, GreenHunter’s Series A convertible preferred stock and GreenHunter’s Series B convertible preferred stock was 16,376,073. Although we have no commitments as of December 9, 2008 to issue any additional securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock, preferred stock or convertible securities, or a combination of common stock, preferred stock and convertible securities, to the stockholders of a potential target or in connection with a related simultaneous financing to complete a business combination or asset purchase. The issuance of additional common stock, preferred stock or convertible securities may:

•	significantly dilute the equity interest of current stockholders in our Company;

•	subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to holders of our common stock;

•	cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and possibly result in the resignation or removal of some or all of our present officers and directors; and

•	adversely affect prevailing market prices for our common stock.

Similarly, our issuance of additional debt securities could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination or asset purchase are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness, even if we have made all principal and interest payments when due, if the debt security contains covenants that require the maintenance of certain financial ratios or reserves, or change of control provisions, and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

Our ability to successfully effect a business combination and to be successful afterwards will be dependent upon the efforts of our key personnel, and others hired to manage the acquired business and whom we would have only a limited ability to evaluate.

Our ability to successfully effect a business combination will be dependent upon the efforts of our key personnel. However, we cannot presently ascertain the future role of our key personnel in such a target business. While we intend to closely scrutinize any individuals we engage in connection with a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating as part of a public company which could cause us to have to expend time and resources familiarizing them with such requirements. This process could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers’ and directors’ allocation of their time to other business interests could have a negative impact.

All of our officers are required to commit their full work hour time to our business affairs, with the exception of Gary C. Evans, our Chief Executive Officer. Due to existing board of director positions and other business interests that Mr. Evans maintains with other companies, Mr. Evans cannot commit all of his work hours to GreenHunter. However, subject to Board approval where appropriate, all material corporate, strategic and financial decisions will be reviewed and ultimately decided by Mr. Evans.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate attractive business combinations.

We expect to encounter intense competition from other entities with business objectives similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well-established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors may possess greater technical, human and other resources than we do, and our financial resources may be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination, asset purchase or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination or asset purchase.

We cannot ascertain the capital requirements for any particular transaction. If the net proceeds of any specific capital raise prove to be insufficient, either because of the size of the business combination or asset purchase, we may be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination or asset purchase, we would be compelled to restructure the transaction or abandon that particular business combination or asset purchase and seek an alternative target. In addition, if we consummate a business combination or asset purchase, we may require additional financing to fund the operations or growth of the target. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

We are subject to credit market risk.

Distress in the credit and financial markets has reduced liquidity and credit availability. The Company has a credit facility consisting of a fully utilized $33.5 million term loan facility and a $10.0 million working capital facility with WestLB, which the bank may, in its sole discretion, increase up to an aggregate of $150.0 million (including the $43.5 million commitment). As of November 30, 2008, $43.5 million was outstanding under this credit facility, and the Company had no borrowing availability. Credit market risk could negatively impact WestLB’s ability and willingness to fund the commitment amount of the credit facility and to increase the credit facility up to $150.0 million or any lesser increased amount. Credit market risk could also negatively impact the Company’s suppliers being able to make deliveries in accordance with their commitments.

In the event we cannot comply with the requirements of the Sarbanes-Oxley Act of 2002 or we acquire a business that is unable to satisfy regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective, our business and our stock price could suffer.

As a recently reporting public company, we will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by the end of fiscal year 2009. In addition, such statute will also require an evaluation of any target business acquired by us. Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal controls, including an evaluation of any target businesses acquired by a company. In the event the internal controls over financial reporting of a target business cannot satisfy the regulatory requirements relating to internal controls or if these internal controls over financial reporting are not effective, we may not be able to complete a business combination with the target business without substantial cost or significant risks to our company or our management may be unable to certify as to the effectiveness of the internal controls and our auditor may be unable to publicly attest to this certification following the completion of a business combination. Our efforts to comply with Section 404 and related regulations regarding our management’s required assessment of internal controls over financial reporting and our independent auditors’ attestation of that assessment may require the commitment of significant financial and managerial resources or may prevent a business combination with certain target businesses. If we fail to timely complete our evaluation, if our management is unable to certify the effectiveness of the internal controls of our company or the acquired business or if our auditors cannot attest to management’s certification, we could be subject to regulatory scrutiny and loss of public confidence, which could have an adverse effect on our business and our stock price.

Our outstanding options, warrants and convertible preferred stock may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

We have issued options to purchase 6,285,500 shares of common stock, warrants to purchase 6,180,573 shares of common stock, and preferred stock convertible into 3,910,000 shares of common stock, as of December 9, 2008. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these options and warrants or conversion of the preferred stock could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised or converted, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our options, warrants and preferred stock may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the options, warrants and preferred stock could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If, and to the extent, these options, warrants and preferred stock are exercised or converted, respectively, you may experience dilution to your holdings.

We do not intend to pay dividends on our common stock and thus stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

Although we have paid cash dividends on our Series A Preferred Stock, we have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements, and investment opportunities. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus, including but not limited to, statements regarding our future financial position, business strategy, anticipated trends and developments in the markets in which we operate, budgets, projected costs, capital expenditures, savings and plans, competition and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus and the documents we have incorporated by reference. You are cautioned not to place undue reliance on such statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.greenhunterenergy.com.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on January 10, 2008, February 21, 2008, June 6, 2008, August 27, 2008, October 30, 2008, November 13, 2008 and December 12, 2008; and

•	The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A dated December 21, 2007, including any amendment or report filed to update such description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

GreenHunter Energy, Inc.
Attn: Corporate Secretary
1048 Texan Trail
Grapevine, Texas 76051
(972) 410-1044

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us under this prospectus for capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. We will not receive any proceeds from the sale of common stock by the selling security holders.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through a combination of these methods; and

•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. In connection with the sale of our securities, or the purchasers our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

SELLING SECURITY HOLDERS

In addition to covering the offering of securities by us, this prospectus covers the offering for resale of common stock by the security holders listed below.

The shares of common stock being registered for the account of Centaur Value Fund, LP and United Centaur Master Fund, also collectively referred to in this section as the Centaur Entities, are shares underlying certain warrants we issued in a private placement that closed on March 9, 2007. Pursuant to the March 9, 2007 private placement, the Centaur Entities invested an aggregate of approximately $900,000 in our equity securities, comprising the aforementioned warrants, 750 shares of our Series A 8% Convertible Preferred Stock and 30,000 shares of our common stock. The Centaur Entities sold all 30,000 shares of our common stock prior to this offering. Only the shares of common stock underlying the Centaur Entities’ warrants, and not the common stock underlying their shares of our Series A 8% Convertible Preferred Stock are being registered. We are registering the shares underlying the aforementioned warrants in order to permit the Centaur Entities to offer the shares for resale from time to time. Except for ownership of the warrants and the preferred stock issued pursuant to the March 9, 2007 private placement, the Centaur Entities have not had any material relationship with us within the past three years.

The shares of common stock being registered for the account of West Coast Opportunity Fund, LLC, also referred to in this section as West Coast, are shares underlying certain warrants and preferred stock we issued in a private placement that closed on August 21, 2008. Pursuant to the August 21, 2008 private placement, West Coast invested an aggregate of approximately $10,575,000 in our equity securities, comprising the aforementioned warrants and 10,575 shares of our 2008 Series B Convertible Preferred Stock. We are registering the shares underlying the aforementioned warrants and preferred stock in order to permit West Coast to offer the shares for resale from time to time. Pursuant to the March 9, 2007 private placement, West Coast invested an aggregate of approximately $14,100,000 in our equity securities, comprising warrants to purchase 1,410,000 shares of our common stock, 11,750 shares of our Series A 8% Convertible Preferred Stock and 470,000 shares of our common stock. Pursuant to the August 21, 2008 private placement, all of the warrants issued to West Coast in the March 9, 2007 private placement were returned to us and cancelled. West Coast purchased warrants and shares of preferred stock in the August 21, 2008 private placement, as described above. Except for the ownership of common stock, the warrants and the shares of 2008 Series B Convertible Preferred Stock issued pursuant to the August 21, 2008 private placement and the shares of Series A 8% Convertible Preferred Stock issued pursuant to the March 9, 2007 private placement, West Coast has not had any material relationship with us during the past three years.

The remaining security holders, excluding the Centaur Entities and West Coast, have invested in our 10% Series A Secured Redeemable Debentures. The shares being registered for the account of these security holders, also collectively referred to in this section as the Debenture Investors, are shares that we may offer according to the terms of the 10% Series A Secured Redeemable Debenture in redemption of the debentures held by each of the Debenture Investors. Pursuant to a series of private placements that began in September 2007 and concluded in May 2008, the Debenture Investors purchased varying values of the 10% Series A Secured Redeemable Debentures totaling, in aggregate, approximately $21,034,148. Each of the Debenture Investors also received certain warrants for an aggregate of 841,363 shares of our common stock. Certain Debenture Holders have also purchased shares of common stock outright in the public market. In aggregate, the Debenture Investors own 168,282 shares of our common stock outright. At this time, we are only registering the shares that may be offered in redemption of the debentures and not the shares underlying the aforementioned warrants. Except for the ownership of our common stock in certain instances, the 10% Series A Secured Redeemable Debentures and the related warrants, the Debenture Investors have not had any material relationship with us during the past three years.

The following table provides information about the selling security holders, including:

•	the number and percentage of outstanding shares of our common stock that the Centaur Entities and West Coast owned as of November 10, 2008;

•	the number and percentage of outstanding shares of our common stock that the Debenture Investors owned as of December 19, 2008;

•	the number of shares to be offered by each selling security holder for sale under this prospectus, assuming the exercise of the warrants held by the Centaur Entities and West Coast on that date, without regard to any limitations on conversion or exercise and the total redemption of the debentures held by the Debenture Investors on that date without regard to any limitations on redemption; and

•	the number and percentage of outstanding shares of our common stock that each selling security holder will own after the offering by the selling security holder, assuming all shares offered by the selling security holders are sold pursuant to this prospectus.

	Number of Shares of
	Common Stock Owned				Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering				be Sold	After Offering

Centaur Value Fund, LP(3)	186,600	(1)	*		70,000	116,600	*
United Centaur Master Fund(3)	53,400	(1)	*		20,000	33,400	*
West Coast Opportunity Fund, LLC(4)	5,890,588	(1)	9.99	%(2)	2,820,000	3,070,588	9.99	%(2)
M. Cramer Irrevocable Trust(5)	11,403				9,403	2,000	*
Janet S. Mong Revocable Trust(5)	11,403		*		9,403	2,000	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

Richard & Claudette Carter(5)	17,105	*	14,105	3,000	*
Norman Frager Revocable Trust(5)	12,261	*	10,111	2,150	*
Par Investments LLC(5)	11,403	*	9,403	2,000	*
Henderson Trust DTD 4/28/89(5)	22,807	*	18,807	4,000	*
Sterling Trust Company FBO Daisy M Smith IRA(5)	11,403	*	9,403	2,000	*
Tognetti Family Trust(5)	11,403	*	9,403	2,000	*
Shaji Jacob(5)	55,113	*	37,613	17,500	*
Norman Frager Revocable Trust(5)	24,523	*	20,222	4,301	*
Coley Family Trust(5)	5,702	*	4,702	1,000	*
Reed Prospere(5)	22,807	*	18,807	4,000	*
Nancy Chappelear Weldon Living Trust(5)	22,807	*	18,807	4,000	*
The Dalrymple Global Resources Master Fund, LP(5)	684,195	3.27%	564,195	120,000	*
Resource Trust Company FBO Robert Carmical(5)	22,807	*	18,807	4,000	*
Pershing LLC Custodian FBO SEP IRA FBO Kathryn Mayes Fields(5)	11,403	*	9,403	2,000	*
Pershing LLC Custodian FBO SEP IRA FBO Joe Friedman(5)	12,021	*	9,403	2,618	*
Leven Living Trust DTD 04/02/96(5)	83,090	*	47,017	36,074	*
James E. Blankenship(5)	22,807	*	18,807	4,000	*
Weldon Revocable Living Trust DTD 04/18/90(5)	12,726	*	9,403	3,323	*
CAVU Investments, Ltd.(5)	82,323	*	65,823	16,500	*
Sterling Trust FBO John F. Presley III IRA(5)	7,982	*	6,582	1,400	*
Pershing LLC Custodian FBO William Eversole(5)	82,712	*	47,016	35,696	*
Haskell L Lemon Revocable Trust(5)	22,807	*	18,807	4,000	*
Sterling Trust FBO Janine McCluskey(5)	22,807	*	18,807	4,000	*
Resources Trust Company FBO James Grotta(5)	22,807	*	18,807	4,000	*
Kelly Living Trust DTD 01/13/95(5)	55,613	*	37,613	18,000	*
Don & Sandy Slaught Living Trust DTD 11/29/88(5)	23,438	*	18,807	4,631	*
Pershing LLC FBO Mary Jane Bartz IRA(5)	11,403	*	9,403	2,000	*
Pershing LLC FBO John D Coley IRA(5)	12,903	*	9,403	3,500	*
Steven R Carson & Terry J Carson Living Trust DTD 12/15/05(5)	22,806	*	18,807	4,000	*
RBC Dain Rauscher FBO Jan M Boyington IRA(5)	13,903	*	9,403	4,500	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

RBC Dain Rauscher FBO Don A Boyington IRA(5)	16,403	*	9,403	7,000	*
The Jayne Spaulding Trust DTD 02/21/95(5)	11,403	*	9,403	2,000	*
Roger & Nancy Danley(5)	11,403	*	9,403	2,000	*
Kathleen G Thomas Rev Trust(5)	11,403	*	9,403	2,000	*
Dominic & Shirley Sokolosky(5)	22,807	*	18,807	4,000	*
Karen R Hagen Trustee DTD 5/4/01(5)	11,403	*	9,403	2,000	*
Michael S Lytle SEP IRA(5)	11,503	*	9,403	2,100	*
Sterling Trust FBO Jeff D Earnest(5)	11,403	*	9,403	2,000	*
Roland Company, Nominee Partnership(5)	74,121	*	61,121	13,000	*
Benfer Loving Trust DTD 9/18/1990(5)	23,045	*	18,807	4,238	*
Penson Financial FBO William HD Burgess IRA(5)	11,579	*	9,403	2,176	*
Pacific Life FBO David C Pribich IRA(5)	11,403	*	9,403	2,000	*
Marvin Klamen Trust DTD 6/19/95(5)	11,403	*	9,403	2,000	*
Ronald Long(5)	11,403	*	9,403	2,000	*
Timothy J. Meehan & Lynne M Meehan(5)	11,403	*	9,403	2,000	*
Pershing LLC FBO John Calandro III IRA(5)	17,632	*	6,541	11,091	*
Pershing LLC FBO Elbert M Lewis IRA(5)	11,498	*	9,403	2,095	*
Debra R Fairorth(5)	22,807	*	18,807	4,000	*
Roger & Jean Crownrich Living Trust DTD 7/25/89(5)	22,807	*	18,807	4,000	*
Sterling Trust FBO Rose A Scalia IRA(5)	11,403	*	9,403	2,000	*
Todd B & Maria M Morgan(5)	11,403	*	9,403	2,000	*
Sterling Trust FBO Chandrakant Patel(5)	11,403	*	9,403	2,000	*
George W & Phylis B Belsey(5)	69,313	*	57,157	12,156	*
Pershing LLC FBO Pajendrakumar Parikh IRA(5)	18,245	*	15,045	3,200	*
The D. Shah Family Limited Partnership(5)	5,702	*	4,702	1,000	*
Joan S Butler(5)	11,403	*	9,403	2,000	*
Sterling Trust FBO Daniel Lee McCluskey IRA(5)	11,399	*	9,400	1,999	*
Evans Family Trust(5)	6,130	*	5,055	1,075	*
Doris P Beam(5)	11,403	*	9,403	2,000	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

J.C & Marie Wallace Crut DTD 12/28/05(5)	60,437	*	49,837	10,600	*
Alys B. Wilson IRA(5)	22,807	*	18,807	4,000	*
David M Beam Irrevocable Trust DTD 9/12/01(5)	159,646	*	131,646	28,000	*
NFS LLC/FMTC FBO: David McKinley Beam Jr(5)	33,069	*	27,269	5,800	*
Corporate Marketing and Development Enterprises Inc(5)	22,807	*	18,807	4,000	*
Pershing LLC FBO Pankaj Thapar MD IRA(5)	5,702	*	4,702	1,000	*
E. Alan McGee(5)	11,810	*	9,403	2,407	*
Brenda K Ray Living Trust DTD 03/28/05(5)	11,625	*	9,403	2,222	*
Thomas Joseph Fisher Revocable Trust(5)	20,405	*	14,105	6,300	*
Roger S. Fisher Revocable Trust(5)	11,403	*	9,403	2,000	*
Hiroko Yamashita(5)	11,403	*	9,403	2,000	*
NTC & Co. FBO Russell Brinkman IRA(5)	5,922	*	4,702	1,220	*
NTC & Co. FBO Roger Fisher IRA(5)	26,007	*	18,807	7,200	*
NTC & Co. FBO T Joseph Fisher IRA(5)	5,702	*	4,702	1,000	*
NTC & Co. FBO Richard R Ryan IRA(5)	11,733	*	9,403	2,330	*
Ann H Caverly Living Trust(5)	6,842	*	5,642	1,200	*
James L Lindlief(5)	6,842	*	5,642	1,200	*
NFS FBO William D Latham IRA(5)	11,403	*	9,403	2,000	*
NFS FBO Steve Jeffrey Cummings IRA(5)	13,066	*	10,775	2,291	*
NTC & Co. FBO Paul E Player IRA(5)	12,623	*	9,403	3,220	*
NTC & Co. FBO Virgil Tedder IRA(5)	13,684	*	11,284	2,400	*
NTC& Co. FBO Nancy M Lambert IRA(5)	11,403	*	9,403	2,000	*
Billy R Poe(5)	11,403	*	9,403	2,000	*
Vincenta Raya(5)	34,210	*	28,210	6,000	*
NTC & Co. FBO Sharon H Budnik SEP IRA(5)	12,613	*	9,403	3,210	*
NTC & Co. FBO Shirley C Dechant IRA(5)	11,733	*	9,403	2,330	*
NTC & Co. FBO Barbara Goldstein IRA(5)	5,702	*	4,702	1,000	*
NTC & Co. FBO Kathryn M Bezanson IRA(5)	11,733	*	9,403	2,330	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

Eddie R & Robin L Gentry JTWRS(5)	11,623	*	9,403	2,220	*
Frank G Morgan(5)	5,702	*	4,702	1,000	*
David Frank Hewitt(5)	57,016	*	47,017	10,000	*
NFS FBO Christopher W Baker IRA(5)	11,403	*	9,403	2,000	*
Christopher Wylie Baker(5)	36,490	*	30,090	6,400	*
T/U/W of Mojmir Otypka, Helen Oytpka Trustee(5)	22,807	*	18,807	4,000	*
Alan Sherr(5)	11,403	*	9,403	2,000	*
NTC & Co. FBO Gerald W Burns IRA(5)	6,930	*	5,642	1,288	*
NTC & Co. FBO Nubern Love IRA(5)	6,842	*	5,642	1,200	*
Anita Beal and Michael Beall(5)	22,807	*	18,807	4,000	*
Pershing LLC FBO Rebecca T Dalton IRA(5)	28,508	*	23,508	5,000	*
Nelson Family Revocable Trust DTD 8/7/01(5)	11,403	*	9,403	2,000	*
Roger K Albee Revocable Trust(5)	6,076	*	4,702	1,374	*
Earnest Dew(5)	5,702	*	4,702	1,000	*
Invesco AIM Investment Sevices, Inc. FBO Paul D Anderson/AIM Energy Fund(5)	5,702	*	4,702	1,000	*
Sterling Trust FBO Gerald Killany IRA(5)	22,807	*	18,807	4,000	*
Jared Brent & Stephanie Kirby(5)	11,403	*	9,403	2,000	*
Richard E Gervais(5)	12,544	*	10,344	2,200	*
Daniel & Cheryl Shell(5)	11,403	*	9,403	2,000	*
NTC & Co. FBO Joseph W Garson IRA(5)	5,977	*	4,702	1,275	*
NTC & Co. FBO Wesley E Jerome IRA(5)	5,702	*	4,702	1,000	*
NTC & Co. FBO Boyd McCarver IRA(5)	11,678	*	9,403	2,275	*
Sandra Miller(5)	5,702	*	4,702	1,000	*
Elizabeth Stafford(5)	6,552	*	4,702	1,850	*
Steve J Cummings(5)	11,403	*	9,403	2,000	*
Henry Lawton Hall Jr.(5)	22,807	*	18,807	4,000	*
Marne F Vorndran Revocable Trust(5)	22,972	*	18,807	4,165	*
Price Ceiling Inc.(5)	57,016	*	47,016	10,000	*
Rodney & Toni Miller(5)	11,403	*	9,403	2,000	*
NFS FBO John W Manville Jr. IRA(5)	25,543	*	21,063	4,480	*
Judy V Martin(5)	11,403	*	9,403	2,000	*
NFS FBO Walter E Deneke IRA(5)	51,315	*	42,315	9,000	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

NFS FBO Peter J Clemens IRA(5)	183,152	*	150,452	32,700	*
NFS FBO Patricia M Hay IRA(5)	11,403	*	9,403	2,000	*
NFS FBO Bobby R Cook IRA(5)	34,210	*	28,210	6,000	*
JAI Ganesh Trust(5)	11,403	*	9,403	2,000	*
Patricia J Donaldson Revocable Trust(5)	11,733	*	9,403	2,330	*
Bethany Baker Lyn(5)	17,105	*	14,105	3,000	*
NFS FBO Ginger L Alred IRA(5)	36,262	*	29,902	6,360	*
NFS FBO Dana Lane Folsom IRA(5)	14,140	*	11,660	2,480	*
E. Larry & Patricia N Fonts(5)	5,922	*	4,702	1,220	*
Finus Johnson(5)	39,227	*	32,347	6,880	*
Richard Bonner(5)	228,065	1.09%	188,065	40,000	*
Annette Thompson Latham(5)	39,911	*	32,911	7,000	*
NFS FBO Alys B Wilson IRA(5)	22,807	*	18,807	4,000	*
Sterling Trust FBO Donna Desmond IRA(5)	14,824	*	12,224	2,600	*
William Kenneth Jacobs(5)	22,807	*	18,807	4,000	*
Curtis W Baker & Beverly R. Baker(5)	125,436	*	103,436	22,000	*
John L Holland(5)	22,807	*	18,807	4,000	*
NFS FBO L Neal Bice IRA(5)	13,684	*	11,284	2,400	*
Edgar K McWilliams Jr.(5)	22,807	*	18,807	4,000	*
NFS FBO Joe Daniel Nelson Jr. IRA(5)	23,035	*	18,995	4,040	*
NFS FBO Tracy Mayfield-Donahoo IRA(5)	11,403	*	9,403	2,000	*
Wesley E & Martha A Jerome JTWRS(5)	5,702	*	4,702	1,000	*
Gay Share(5)	11,403	*	9,403	2,000	*
Donna White(5)	5,702	*	4,702	1,000	*
Fiserv ISS FBO Robert L Carmical Jr. IRA(5)	11,403	*	9,403	2,000	*
Rosemary Jean Shaw(5)	5,702	*	4,702	1,000	*
NFS FBO Leland Michael Tucker IRA(5)	11,403	*	9,403	2,000	*
Albert William & Lucille Walker Radford(5)	11,403	*	9,403	2,000	*
FBO Elisa Callaway Volpitto IRA(5)	11,403	*	9,403	2,000	*
Elizabeth Pritchett(5)	11,403	*	9,403	2,000	*
Pershing LLC FBO Haeng Ja Roe DB Plan — Jenny Haergja Roe TTEE(5)	11,403	*	9,403	2,000	*
Betty F Meadows(5)	18,245	*	15,045	3,200	*
William Mulherin(5)	5,702	*	4,702	1,000	*
NTC & Co. FBO Nina C Carlson IRA(5)	5,812	*	4,702	1,110	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

William L Hasley(5)	11,403	*	9,403	2,000	*
Michael S Brooks(5)	11,403	*	9,403	2,000	*
NFS FBO Malcolm H Ensor Jr IRA(5)	22,807	*	18,807	4,000	*
NFS FBO Larry L Easterling IRA(5)	22,807	*	18,807	4,000	*
NFS FBO Arthur Donald Sudduth IRA(5)	22,807	*	18,807	4,000	*
Bennett Pugh(5)	68,420	*	56,420	12,000	*
NFS FBO Mitchell L Hoffpauir IRA(5)	28,508	*	23,508	5,000	*
NFS FBO Larry L and Tonya B Easterling(5)	22,807	*	18,807	4,000	*
James B McKinley Jr.(5)	27,807	*	18,807	9,000	*
Shannon & Henry Walker(5)	22,807	*	18,807	4,000	*
NTC & Co. FBO Beverly M Miller IRA(5)	5,702	*	4,702	1,000	*
Jeremy Allen Mayfield(5)	49,034	*	40,434	8,600	*
James E Anderson(5)	5,702	*	4,702	1,000	*
Sterling Trust FBO Delores Burgess IRA(5)	9,123	*	7,523	1,600	*
Sterling Trust FBO Vincent Tripi IRA(5)	11,403	*	9,403	2,000	*
Litzinger & Associates Inc(5)	11,403	*	9,403	2,000	*
Pershing LLC as custodian SEP FBO Thomas M Tolleson Jr. IRA(5)	5,702	*	4,702	1,000	*
Pershing LLC FBO Archana Chandra M.D. IRA(5)	5,702	*	4,702	1,000	*
Pershing LLC FBO Rodney L Gray IRA(5)	11,403	*	9,403	2,000	*
Larry J Thompson(5)	22,807	*	18,807	4,000	*
NFS FBO Jeremy Allen Mayfield(5)	11,403	*	9,403	2,000	*
Joseph D Lane Revocable Living Trust DTD 7/5/02(5)	11,403	*	9,403	2,000	*
La Roche Enterprises(5)	11,403	*	9,403	2,000	*
Charles F Evens(5)	11,403	*	9,403	2,000	*
Dominic Piccirillo(5)	11,403	*	9,403	2,000	*
NFS FBO Bethany Baker Lyn IRA(5)	17,105	*	14,105	3,000	*
Chrysi Tsangalidis(5)	4,561	*	3,761	800	*
Sotirios & Nancy Tservengos(5)	4,561	*	3,761	800	*
Sterling Trust FBO Rodney E Terra Sr. IRA(5)	11,403	*	9,403	2,000	*
John Klett(5)	11,403	*	9,403	2,000	*
Jeffrey Erker(5)	11,403	*	9,403	2,000	*
Donna White(5)	11,403	*	9,403	2,000	*
Gaye E Gandy(5)	5,701	*	4,702	1,000	*
Sara Camp Swann(5)	5,701	*	4,702	1,000	*

	Number of Shares of
	Common Stock Owned		Shares to	Shares Held
Name of Selling Security Holder	Prior to Offering		be Sold	After Offering

Steling Trust FBO Donna Lochow IRA(5)	22,807	*	18,807	4,000	*
NTC & Co. FBO Jay A Vorndran IRA(5)	11,403	*	9,403	2,000	*
Pershing LLC FBO Pradip Kanani MDPA Def. Benefit Plan(5)	11,403	*	9,403	2,000	*
NFS FBO The Legacy Financial Group Inc.(5)	11,403	*	9,403	2,000	*
NFS FBO L. Neal Bice IRA(5)	11,403	*	9,403	2,000	*
Ernest Grandinetti Irrevocable Trust(5)	11,403	*	9,403	2,000	*
Sterling Trust FBO Ross Allegro IRA(5)	11,403	*	9,403	2,000	*
Patricia Hay(5)	11,403	*	9,403	2,000	*
Christopher & Jeanne Shaw(5)	5,702	*	4,702	1,000	*
Callen H Alred(5)	11,403	*	9,403	2,000	*
Edward Anthony DuBose(5)	11,403	*	9,403	2,000	*
Clayton S Megginson Jr.(5)	27,140	*	22,380	4,760	*
NFS FBO Sandra E Hicks IRA(5)	27,368	*	22,568	4,800	*
NFS FBO Timothy C Aden IRA(5)	11,403	*	9,403	2,000	*
Pershing LLC FBO Romaia Dale Karlsen IRA(5)	7,982	*	6,582	1,400	*
Sterling Trust Company FBO John Palmieri(5)	11,403	*	9,403	2,000	*

++	This table is based on information supplied by selling security holders. Applicable percentages are based on 20,944,440 shares of common stock outstanding as of December 9, 2008, adjusted as required by rules promulgated by the SEC.

*	Represents ownership of less than one percent.

(1)	Consists of, in the case of Centaur Value Fund, LP, 70,000 shares issuable upon exercise of the warrants and 116,600 shares issuable upon conversion of the Series A 8% Convertible Preferred Stock, in the case of United Centaur Master Fund, 20,000 shares issuable upon exercise of the warrants and 33,400 shares issuable upon conversion of the Series A 8% Convertible Preferred Stock and, in the case of West Coast, 2,350,000 shares issuable upon conversion of the Series A 8% Convertible Preferred Stock, 1,410,000 shares issuable upon exercise of the warrants, 1,410,000 shares issuable upon conversion of the 2008 Series B Convertible Preferred Stock, 550,000 shares of common held by West Coast and an additional 170,588 shares held in a separately managed equity account that is managed by West Coast Asset Management (“WCAM”). Because the exercise price of the warrants and the conversion amount of the preferred shares may be adjusted, the number of shares that will actually be issued may be more or less that the number of shares being offered by this prospectus.

(2)	Although the number of shares of common stock beneficially owned by West Coast prior to the offering represents a larger percentage than the 9.99% indicated, the certificates of designations for the Series A 8% Convertible Preferred Stock and the 2008 Series B Convertible Preferred Stock limit West Coast’s conversion of its preferred stock to a maximum number of common shares that does not exceed 9.99% of the total number of shares of common stock outstanding immediately after giving effect to the conversion.

(3)	The address for the selling security holder is: 1460 Main Street, Suite 234, Southlake, Texas 76092.

(4)	The managing member of the selling security holder is WCAM. WCAM has the authority to do any and all acts on behalf of the selling security holder, including voting any shares held by the selling security holder. Atticus Lowe, Lance Helfert and Paul Orfalea constitute the Investment Committee of WCAM. Messrs. Lowe, Helfert and Orfalea disclaim beneficial ownership of these shares. The address for the selling security holder is: 2151 Alessandro Drive, Suite 215, Ventura, California 93001.

(5)	The selling security holder is the owner of a 10% Series A Secured Redeemable Debenture. The number of shares of common stock owned reflects information requested from the selling security holder as of December 19, 2008 and we believe that the number of shares of common stock owned comprises shares owned outright, shares underlying certain warrants issued to holders of the 10% Series A Secured Redeemable Debentures and the number of shares for which the 10% Series A Secured Redeemable Debentures may be redeemed. For the purpose of this registration statement only, we have used a share price of $5.53, which is the average of our high and low share price on December 17, 2008, to calculate the number of shares for which the value of selling security holder’s 10% Series A Secured Redeemable Debenture may be redeemed (rounded to the nearest whole share). Because the redemption amount of the 10% Series A Secured Redeemable Debentures may be adjusted and may be redeemed for cash or shares of common stock at our discretion, the number of shares that will actually be issued may be more or less that the number of shares being offered by this prospectus.

The shares underlying the warrants issued to the Centaur Entities as part of the March 9, 2007 private placement are being registered pursuant to registration rights granted to the Centaur Entities in our Registration Rights Agreement dated March 9, 2007. Under this agreement, we are required to register the shares underlying the Centaur Entities’ warrants under applicable state and federal securities laws, under specific circumstances and at specific times. Under the terms of the warrants, a Centaur Entity may not exercise the warrants to the extent such exercise would cause such selling security holder, together with its affiliates, to own a number of shares of our common stock which would exceed 9.99% of our then outstanding shares of common stock following such exercise excluding, for purposes of such determination, shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column in the above table does not reflect this limitation.

All expenses incurred with the registration of the shares of common stock underlying the warrants and debentures owned by the selling security holders will be borne by us.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The debt securities will be our direct obligations and may be guaranteed by certain of the Company’s subsidiaries, as determined on a case by case basis for each series of debt securities. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and the trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

•	the title and series of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

•	the interest rate or rates (which may be fixed or variable) per annum of the debt securities or the method of determining the interest rate or rates of the debt securities;

•	if applicable, the date or dates from which interest on the debt securities will accrue or the method or methods by which the date or dates are to be determined, the interest payment dates, the date or dates on which payment of interest will commence and the regular record dates for such interest payment dates;

•	if applicable, the date after which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	the denomination or denominations of the debt securities;

•	whether the debt securities will be issued in registered or bearer form or both and, if in bearer form, the related terms and conditions and any limitations on issuance of these bearer debt securities (including exchange for registered debt securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the debt securities will be issued as original issue discount securities;

•	each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

•	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

•	if other than the trustee, the identity of each security registrar, paying agent, and authenticating agent; and

•	any other terms of the debt securities.

We encourage you to carefully review and consider the complete indenture applicable to each series of the debt securities before investing.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock, par value $0.001 per share. As of December 9, 2008, there are 20,944,440 shares of our common stock issued and outstanding. Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders. All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our amended and restated certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class. Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors. Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock. All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.001 per share. Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by our stockholders (unless such action is required by applicable law or listing rules of an applicable securities exchange or quotation system), to designate and issue our preferred stock in one or more series and to establish the designations, powers, preferences and relative participating, optional or other rights of such series, which may be greater than the rights of our common stock.

We currently have two series of preferred stock: the 2007 Series A 8% Convertible Preferred Stock or the “Series A Preferred Stock,” and the 2008 Series B Convertible Preferred Stock, or the “Series B Preferred Stock.” The rights of the two series are substantially identical, except as described in this paragraph. A cumulative dividend is payable on the Series A Preferred Stock at the annual rate of 8%. Such dividends are payable, at our option in cash or shares of common stock. Dividends payable in shares of common stock will be paid by calculating the cash dividend that is due on the dividend payment date, dividing such amount by the 10-day average price per share of common stock, and multiplying this amount by 115%. There is no fixed dividend payable on Series B Preferred Stock. Shares of Series A Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $5.00 per common share, subject to certain anti-dilution protections. In accordance with these anti-dilution protections, the conversion price of our preferred stock will be subject to an adjustment to reduce dilution in the event that we effect a stock split, a recapitalization, or similar event. Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $7.50 per common share, subject to the same protections. We retain the option to convert both series of preferred stock at the conversion price then in effect, in whole or in part, at any time each of the following conditions are satisfied: (1) the last closing trade price per share of the common stock is greater than or equal to $20.00 for 31 consecutive trading days (as adjusted for splits, recapitalizations, and the like), and (2) the average daily trading volume for shares of our common stock over the same 31-trading day period equals or exceeds 65,000 shares. The preferred stock will vote together with the shares of common stock as a single class at any annual or special meeting of stockholders, and each holder of preferred stock is entitled to that number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder on the record date fixed for such meeting are convertible. At our sole option, on or after the fifth anniversary of the issuance date, we may redeem the preferred stock by paying in cash the original purchase price for the redeemed shares plus any accrued and unpaid dividends thereon. Upon the liquidation, dissolution or winding-up of the Company, the holders of our preferred stock are entitled to an amount equal to the original purchase price plus any accrued but unpaid dividends. After the payment of this liquidation amount, the remaining assets of the Company will be distributed to the holders of common stock.

As of December 9, 2008, there were 12,500 shares of Series A Preferred Stock and 10,575 shares of Series B Preferred Stock issued and outstanding. As discussed above, our board of directors generally has to designate and issue our preferred stock in one or more further series. It is not possible to state the actual effect of the issuance of any additional series of shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws; Inapplicability of Section 203 of the Delaware General Corporation Law

Some provisions of our amended and restated certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. In addition, our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. If applicable, the statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder by acquiring such 15% ownership, subject to certain exceptions. We have opted out of Section 203 with an express provision in our original certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

On June 16, 2008, Orion Ethanol, Inc (“Orion”), brought suit against GreenHunter, GreenHunter BioFuels, Inc., Gary C. Evans, et al, (“Defendants”), in the United States District Court for the District of Kansas. Orion brought suit against the defendants alleging that GreenHunter and GreenHunter BioFuels entered into a conspiracy with the other defendants to weaken Orion, acquire or divert its assets and opportunities and ultimately gain control and ownership of Orion. Specifically, Orion alleges that GreenHunter Energy and GreenHunter BioFuels tortiously interfered with Orion’s opportunities and expectancies in acquiring certain assets and interfered with Orion’s ability to complete financing with a banking institution. The lawsuit also alleges claims against Mr. Evans, a former officer and director of Orion, for conflicts of interest and breaches of fiduciary duties in connection with his actions as such an officer and director. Defendants have been served with this lawsuit and we have filed our initial response with the court. Defendants vigorously deny the allegations in the lawsuit and believe the lawsuit is completely without merit.

Other than as described in the preceding paragraph, there is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent for any other securities that we may offer under this prospectus will be named and described in the prospectus supplement for such securities.

Listing

Our common shares are listed on the American Stock Exchange under the symbol “GRH”.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any prospectus supplement, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	the anti-dilutive protections given to the holder of such warrant;

•	a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of Delaware.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants

As of December 9, 2008, there were outstanding warrants to purchase 6,285,500 shares of our common stock, of which 2,425,113 have an exercise price of $25.00 per share, 416,250 have an exercise price of $7.50 per share, 807,834 have an exercise price of $18.00 per share, and 2,470,004 have an exercise price of $27.50.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas.

EXPERTS

The financial statements of GreenHunter Energy, Inc. incorporated by reference into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports given upon their authority as experts in accounting and auditing.

$100,000,000

DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK
AND WARRANTS

GREENHUNTER ENERGY, INC.

6,865,789

SHARES OF COMMON STOCK

PROSPECTUS

December   , 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2008

PROSPECTUS

5,000,000 SHARES OF COMMON STOCK

GreenHunter Energy, Inc.

This prospectus relates to the issuance and sale of up to 5,000,000 shares of our common stock from time to time through Wm Smith & Co., as our exclusive sales manager. These sales, if any, will be made in accordance with the terms of a sales agreement between Wm Smith & Co. and us. A form of such sales agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read this prospectus, particularly the “Risk Factors” beginning on page A-2, and any supplement carefully before you invest. We also encourage you to read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.

Our common stock is listed on the American Stock Exchange under the symbol “GRH”. Sales of shares of our common stock, if any, by Wm Smith & Co. will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the American Stock Exchange or sales made through a market maker other than on an exchange. Wm Smith & Co. will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between Wm Smith & Co. and us. On December 19, 2008, the last reported sales price of our common stock on the American Stock Exchange was $6.01 per share.

The compensation to Wm Smith & Co. for sales of common stock will be 3% of the first $25 million of gross proceeds from the sale of shares and 2% of the gross proceeds in excess of $25 million. The net proceeds from any sales under this prospectus will be used as described under “Use of Proceeds” in this prospectus. In connection with the sale of common stock on our behalf, Wm Smith & Co. is an “underwriter” within the meaning of the Securities Act, and the compensation of the sales manger constitutes underwriting commissions. We have agreed to provide indemnification and contribution to Wm Smith & Co. against certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page A-2. In addition, risks associated with any investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page A-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December   , 2008.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.” All references to “GreenHunter,” “the Company,” “we,” “our,” “us” and similar terms refer to GreenHunter Energy, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

ABOUT GREENHUNTER ENERGY, INC.

GreenHunter was incorporated in the State of Delaware on June 7, 2005 under the name BTHC IV, Inc. We were formed for the purpose of reincorporating BTHC IV, LLC, a Texas limited liability company, in the State of Delaware. BTHC IV, LLC was reincorporated in Delaware by means of a merger into GreenHunter on April 11, 2006. On December 6, 2006, GreenHunter Wind Energy, LLC (“Wind Energy”), a Wyoming limited liability company, completed a “reverse acquisition” with us. In exchange for all of the membership interest of Wind Energy, we issued 14,560,000 shares of common stock to the sole shareholder of Wind Energy, or 97.1% of all of the then-issued and outstanding stock of GreenHunter. Simultaneous with the closing of the transaction with Wind Energy, we changed our name to GreenHunter Energy, Inc. and increased the number of authorized shares of capital stock to 100,000,000, consisting of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our common stock is traded on the American Stock Exchange under the symbol “GRH.” On October 29, 2008, we announced the execution of a definitive agreement to acquire L&L Holdings, LLC, a Louisiana limited liability company, together with its wholly-owned subsidiary L&L Oil and Gas Services, LLC (both entities also referred to collectively in this paragraph as L&L), one of the leading marine based diesel fuel, methanol, and lubricant suppliers located along the Gulf of Mexico. Pursuant to the aforementioned agreement, we will acquire L&L for approximately $27.5 million. On December 12, 2008, we announced an agreement to extend the closing of the L&L acquisition until January 23, 2009. We have received and are considering a number of financing proposals related to this pending acquisition.

GreenHunter was formed to be the first publicly traded renewable energy company based in the United States that provides to investors a portfolio of diversified assets in the alternative energy sector. Our business plan is to acquire businesses and operate assets in the renewable energy sectors of wind, solar, geothermal, biomass and biofuels (biodiesel and ethanol). We intend to become a leading provider of clean energy products offering residential, business and other customers the choice to support clean energy generated from sources such as wind, solar, geothermal and biofuels. Our aim is to change the way power and renewable energy fuels are produced and ultimately distributed. Our goal is to be more efficient and therefore facilitate increased stockholder value.

Our corporate headquarters are located at 1048 Texan Trail, Grapevine, Texas 76051, and our phone number is (972) 410-1044.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus before making an investment decision. Additional risks related to us and our securities may be included in the applicable prospectus supplement related to an offering and in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks Associated with our Business

We have a limited operating history, and our business may not be as successful as we envision.

We are a recently formed corporation with minimal operating history upon which to base the evaluation of our company. Since we have a limited operating history, you will have little or no basis upon which to evaluate our ability to achieve our business objectives. We will be subject to the risks involved with any speculative new venture. We have minimal revenues and will not generate any significant revenue until our existing biodiesel refinery is more fully operational and we have commenced operations at one or more of our prospective wind development assets and biomass plants. Our biodiesel refinery was operating at 50% capacity prior to its cessation of operational activity due to Hurricane Ike in September 2008. In November 2008, we resumed operations at our biodiesel refinery but such operations had not returned to pre-storm capacity as of the date hereof. Due to many undeterminable market conditions, including those related to our limited business history and the relatively limited history of the renewable energy industry, there can be no assurance that GreenHunter will be able to operate profitably in the future.

Our lack of diversification beyond the renewable energy industry may increase our risk.

We expect our primary source of revenue will come from renewable energy assets that generate cash flow from the sale of biodiesel, methanol, wind and biomass-created energy. Any diminution in the value of our assets or decrease in operating revenues could negatively affect our ability to become profitable. Further, the illiquid nature of the assets we own and intend to purchase could jeopardize our ability to satisfy our working capital needs or impair our ability to meet any debt obligations that may become due.

We may not be able to effectively manage our acquisition and construction costs.

We may suffer from increasing costs in retrofitting current acquisitions. For example, while we have completed the acquisition of biomass plants located in Mesquite Lake, California and Telogia, Florida, substantial costs will be incurred in retrofitting and repairing these plants. While we have attempted to project such costs, changes in engineering scope, increases in construction, labor, or capital expenses could impair our ability to successfully achieve our investment objectives.

We have significant debt that could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a relatively high amount of indebtedness. As of September 30, 2008, we had total indebtedness of approximately $78 million. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. In addition, our ability to obtain additional financing in the future may be impaired by our leverage and existing debt covenants. Our indebtedness could:

•	make it more difficult for us to satisfy our obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	force us to sell assets or seek additional capital to service our indebtedness, which we may be unable to do at all or on terms favorable to us;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less debt;

•	and limit our ability to borrow additional funds.

We are dependent upon our key personnel.

Our operations and financial success will significantly depend on our managerial personnel. Our managerial personnel have the right to make all decisions with respect to management and operation of our business and affairs. We are dependent on the executive officers and key personnel of GreenHunter and our ability to attract and retain qualified personnel. Our profitability could be adversely affected if we lose members of our management team. We have not entered into any employment agreements with any of our management personnel nor have we obtained “key man” life insurance on any of their lives. Further, our officers’ and directors’ allocation of their time to other business interests could have a negative impact on our ability to achieve our business objectives. All of our officers are required to commit their full work hour time to our business affairs, with the exception of Gary C. Evans, our Chief Executive Officer, who maintains director positions and relationships with other companies. For a discussion regarding the potential conflicts of interest that you should be aware of, see the risk factor below regarding conflicts of interest of our officers and directors.

We may not be able to meet our capital requirements.

We will need to make substantial capital expenditures in connection with the refurbishment of our biomass plants in California and Florida and to develop our wind energy projects. We currently intend to finance these projects utilizing our credit facility with WestLB AG and the net proceeds of our debentures offerings. The WestLB credit facility consists of a fully utilized $33.5 million term loan facility and a $10 million working capital facility in connection with the development, construction and operation by GreenHunter BioFuels, Inc., a wholly owned subsidiary of the Company, of a biodiesel refinery in Houston, Texas. WestLB may, in its sole discretion, increase the credit facility up to an aggregate of $150.0 million (including this $43.5 million commitment) to include other biodiesel, methanol and glycerin production, terminal projects and our other renewable energy projects. We currently have outstanding borrowings of $43.5 under this credit facility. In the event we are not able to obtain and draw the entire $150.0 million credit facility, continue to successfully market our redeemable debentures, or otherwise raise additional capital, we may not be able to meet our capital needs and complete our pending projects. There can be no assurance that any additional debt or equity financing will be available to allow us to fund our capital requirements.

We may from time to time experience liquidity problems in our business.

Our businesses are capital intensive and economic, market and other factors can cause us to experience liquidity problems. For instance, in fourth quarter 2008 we had serious liquidity issues due to the shutdown of our biodiesel refinery on September 12, 2008 following Hurricane Ike, delays in receiving related insurance proceeds, decreases in alternative energy commodity prices following the steep decline in oil and gas product prices, and biodiesel feedstocks purchased at prices above the current market. Although we have filed claims with our insurance providers as appropriate, our currently payable obligations exceed cash and assets readily convertible into cash. We have also been negatively affected by the overall deterioration across all capital markets.

Risks Related to Doing Business in China

Some of our business projects, including the supply of wind turbines by MingYang Wind Power Technology Co. and the supply of feedstocks such as jatropha and xanthoceras sorbifolia by China Forestry Group Corporation, are located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on our business, results of operations and financial condition. Some of the risks related to doing business in China include:

•	The legal environment in China is uncertain and our ability to legally protect our investments could be limited (e.g. there could be a risk of expropriation of our revenue and/or assets;

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities;

•	More restrictive rules on foreign investment could adversely affect our ability to expand our operation in China;

•	Future inflation in China may inhibit our ability to conduct business in China;

•	We may have limited legal recourse under Chinese law if disputes arise under our contracts with third parties;

•	Fluctuations in currency exchange rates may impact our profitability;

•	Conducting business in China, may hinder our ability to collect on accounts receivables;

•	Protecting and enforcing our intellectual property rights may be more difficult in China;

•	Operating in China may require import and export licenses as well as payment of possible tariffs; and

•	Additional expenses and inherent risks, such as differences in language and cultural approaches to the conduct of business, result from operating in geographically distant locations.

Risks Related to the Renewable Energy Industry

We have not currently identified specific future investments or acquisitions within the renewable energy industry and thus cannot evaluate their associated merits or risks.

Since we are not limited to any particular target business in the renewable energy industry within which to operate or complete an acquisition or business combination, we are unable to currently ascertain the merits or risks of any future business we may operate. We may complete a business combination in the future with a company in any business we choose in the renewable energy industry (e.g., wind, solar, geothermal, biomass and biofuels) or a vertical integration within the fuels distribution business, and we are not limited to any particular type of business. While our recent acquisitions are described in our filings with the SEC, there is minimal current information for you to evaluate the possible merits or risks of any other target businesses which we may acquire. In addition, you may not have the right, as a security holder, to approve any such acquisition under applicable law. To the extent we complete a business combination with a financially unstable company, a company with unknown or non-quantifiable risks or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of such entity. Further acquisitions or business combinations with an entity in the renewable energy industry would be characterized by a high level of risk, and we may be adversely affected by currently unascertainable risks of that business. Although our management team will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

The abundant competition and rapidly changing technology in the renewable energy industry may impair our success.

The renewable energy marketplace is highly fragmented, competitive and subject to rapid technological change, and we may be unable to successfully compete. Evolving industry standards, rapid price changes and rapid product obsolescence also impact the market. We currently compete in the market for renewable energy products and services and against companies that are better capitalized than us. Our competitors include many domestic and foreign companies, many of which have substantially greater financial, marketing, personnel and other resources than we do. Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that could render our technologies, products or services obsolete or less marketable. Our success will be dependent upon our ability to develop superior energy products in a cost effective manner. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace.

Changes to the currently favorable regulations and legislation within the renewable energy industry may adversely impact our future revenues.

The favorable legislative and regulatory climate for the renewable energy industry may not continue. The viability of our renewable energy projects will be in large part dependent upon the continuation of a favorable legislative and regulatory climate with respect to the continuing operations and the future growth and development of the renewable energy industry. Government regulations, subsidies, incentives and the market design have a favorable impact on the construction of renewable energy facilities. If the current government regulations, subsidy and incentive programs or the design of the market are modified, our projects may be adversely affected, which may have a material adverse effect on the Company.

The Internal Revenue Code currently provides for income tax credits for biodiesel fuels and for electricity produced and sold from qualified biomass and wind energy projects. These credits which were to expire for biodiesel fuels after December 31, 2008, and for qualified wind energy projects placed in service on or after December 31, 2008, have been extended for one year as part of the Emergency Economic Stabilization Act of 2008 (Public Law 110-343). The credits available for biodiesel fuel and biomass and wind energy are discussed below. The elimination or significant reduction in these tax credits could harm our business, financial condition and results of operations.

The pricing of renewable energy may fluctuate significantly due to the price of oil and gas.

The market price of renewable energy fuels is volatile and subject to significant fluctuations, which may cause our profitability to fluctuate significantly. The market price of renewable energy fuels is dependent on many factors, including the price of gasoline, which is in turn dependent on the price of crude oil. Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The distribution of petroleum throughout the world is affected by incidents in unstable political environments, such as Iraq, Iran, Kuwait, Saudi Arabia, countries comprising the former U.S.S.R., Venezuela, Nigeria, and other countries and regions. The industrialized world depends critically on oil from these areas, and any disruption or other reduction in oil supply or other types of instability in these regions, such as an escalation of conflicts, can cause significant fluctuations in the prices of oil and gasoline. We cannot predict the future price of oil or gasoline. Unprofitable prices for the sale of renewable energy fuels may result from the significant fluctuations in market prices. In recent years, the price of crude oil, gasoline and renewable energy fuels all reached historically unprecedented high levels, although prices for oil, gasoline and renewable energy fuels declined substantially in 2008. As the prices of gasoline and petroleum materially decline, we believe that the demand for and price of renewable energy fuels may be adversely affected. Fluctuations in the market price of renewable energy fuels may cause our profitability to fluctuate significantly.

The pricing of renewable energy may fluctuate due to the level of production of renewable energy.

We believe that the production of renewable energy fuels is expanding rapidly, especially in the United States. There are a number of new plants under construction and planned for construction. We expect existing renewable energy fuel and biopower plants to expand by increasing production capacity and actual production. Increases in the demand for renewable energy fuels and biopower may not be commensurate with increasing supplies of renewable energy fuels or power. Thus, increased production of renewable energy fuels or power may lead to lower renewable energy fuel prices. The increased production of renewable energy fuels and power could also have other adverse effects. For example, increased renewable energy fuels production could lead to increased supplies of co-products from the production of renewable energy fuels. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of renewable energy fuels could result in increased demand for renewable energy fuel supplies. This could result in higher prices for such supplies and cause higher renewable energy fuels production costs, which would result in lower profits. We cannot predict the future price of renewable energy fuels or biopower. Any material decline in the price of renewable energy fuels or power will adversely affect our sales and profitability.

Construction and development delays or cost over-runs may adversely affect our business.

Absent a successful business combination, our ability to generate revenues will depend upon the successful completion of the restoration or development, construction and operations of our existing biodiesel refinery, biomass plants, and wind assets. Such development requires capital equipment being manufactured, shipped to our project sites, installed and tested. In addition, we will be required to build or purchase and install on-site roads, substations, interconnection facilities and other infrastructure. There is a risk that the construction phase may not be completed, that construction may be substantially delayed, or that material cost over-runs may be incurred, which may result in our being unable to meet profit expectations.

We would be liable for violations of environmental laws related to our ownership or operation of our facilities.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. In addition, we could face environmental liability for violations on or related to facilities we lease or otherwise use unrelated to ownership. If any hazardous materials are found within our operations and are in violation of the law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell or cease operations on any subject properties and may apply to hazardous materials present within the properties before we acquired or commence use of them. If significant losses arise from hazardous substance contamination, our financial viability may be substantially and adversely affected.

Risks Related to the Biodiesel Industry

The biodiesel industry is highly dependent on a mix of legislation and regulation (including tax incentives) and any changes in legislation or regulation could harm our business, results of operations and financial condition.

We blend our biodiesel in the United States at our facilities in Houston, Texas. In the United States, the biodiesel industry is highly regulated and is currently supported by favorable legislation including tax legislation. The competitiveness of the biodiesel industry greatly depends upon certain tax incentives and renewable fuel standards. We have provided detail regarding these incentives and standards below because, although this information is technical, it is important that investors understand the nature and impact of current legislation on our biodiesel business.

Biodiesel Tax Incentives.  Currently, under Section 6426 of the Internal Revenue Code (26 U.S.C. 6426) we are entitled to certain credits against the U.S. federal excise taxes imposed on the removal of biodiesel from any refinery or terminal and sales of biodiesel to certain persons. Additionally, under Section 40A Internal Revenue Code (26 U.S.C. 40A), we are entitled to the biodiesel fuel credit against our U.S. federal income taxes. The biodiesel fuel credit is reduced to take into account any benefit with respect to the biodiesel of the credit against the excise tax.

The biodiesel fuel credit was created by the American Jobs Creation Act of 2004 (Public Law No. 108-357), modified by Energy Tax Incentive Act of 2005 (Public Law 109-58) and then by the Economic Emergency Stabilization Act of 2008 (Public Law No. 110-343), and is equal to the sum of the “biodiesel mixture credit” and a “biodiesel credit.” The biodiesel mixture credit equals $0.50 per gallon of biodiesel used by the taxpayer in the production of a “qualified biodiesel mixture”, defined as a mixture of biodiesel and diesel fuel, which the taxpayer sells as fuel or uses as fuel in a trade or business. The biodiesel credit equals U.S. $0.50 per gallon of biodiesel, not in a mixture with diesel fuel, used by the taxpayer as fuel in a trade or business, or sold by the taxpayer at retail at a gas station. Both the biodiesel mixture credit and biodiesel credit will be equal to U.S. $1.00 for all fuel produced or sold after December 31, 2008.

In the case of any biodiesel which is “agri-biodiesel,” both the biodiesel mixture credit and the biodiesel credit are currently equal to U.S. $1.00 per gallon. Agri-biodiesel is biodiesel produced from “virgin oils,” such as soybean oil, or derived from animal fats. Furthermore, the Energy Tax Incentive Act of 2005 (Public Law 109-58) created an additional credit equal to U.S. $0.10 per gallon for small agri-biodiesel producers for up to 15 million gallons. It is available only to producers of agri-biodiesel with an annual productive capacity of no more than 60 million gallons.

For purposes of these credits, all biodiesel must meet the both the registration requirements for fuels and fuel additives established by the Environmental Protection Agency under Section 211 of the Clean Air Act (42 U.S.C. 7545), and the American Society of Testing Materials D6751 standard.

No Assurance of Continued Biodiesel Tax Incentives.  Under the Economic Emergency Stabilization Act of 2008, the biodiesel fuels credit is scheduled to expire at the end of 2009. We cannot assure you that this or any other tax credits or deductions will be renewed on similar terms, if at all. The elimination or significant reduction of the biodiesel fuels credit could harm our business, financial condition and results of operations.

Biodiesel Standards.  In the United States, the Energy Policy Act of 2005 (Public Law No. 109-58), mandates a minimum amount of renewable fuel (biodiesel, ethanol, and other renewable fuels) to be used by petroleum refiners in the fuel supply market, increasing from 4.0 billion gallons in 2006 to 7.5 billion gallons by 2012. The Energy Independence Act and Security Act of 2007 (Public Law No. 110-140) revised the minimum amount of renewable fuel to be used, increasing the minimum from 9 billion gallons in 2008 to 36 billion gallons in 2022.

No Assurance of Continued Biodiesel Standards.  While these renewable fuel standards may stimulate demand for renewable fuels generally, we cannot assure you that there will be specific demand for biodiesel. Any waiver of, or failure to adopt, the renewable fuel standards could adversely impact the demand for biodiesel and may have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to various regulatory schemes, including environmental regulations, and failure to comply with such regulations could harm our business, results of operations and financial condition.

All phases of designing, constructing and operating biodiesel production facilities present environmental risks and hazards. We are subject to environmental regulation implemented or imposed by a variety of federal, state and municipal laws and regulations as well as international conventions. Among other things, environmental legislation provides for restrictions and prohibitions on spills and discharges, as well as emissions of various substances produced in association with biodiesel fuel operations. Legislation also requires that facility sites be operated, maintained, abandoned and reclaimed in such a way that would satisfy applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines, penalties and liability, as well as potentially increased capital expenditures and operating costs. The discharge of pollutants into the air, soil or water may give rise to liabilities to governments and third parties, and may require us to incur costs to remedy such discharge.

Failure to comply with government regulations could subject us to civil and criminal penalties, require us to forfeit property rights and may affect the value of our assets or our ability to conduct our business. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our directors, officers and employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. This could result in a material adverse effect on our business, financial condition and results of operations.

Our results of operations, financial condition and business outlook are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies.

Our financial results are substantially dependent on many different commodity prices, especially prices for feedstock, biodiesel, petroleum diesel and materials used in the construction of our production facilities. As a result of the volatility of the prices for these items, our financial results may fluctuate substantially and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply biodiesel or purchase feedstock or other items or by engaging in transactions involving exchange-traded futures contracts, the ability to hedge against certain feedstock price fluctuations is limited, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial costs and risks and may not be effective to mitigate these fluctuations.

We depend on third parties for all of our feedstock supply. If such third parties are not able to complete their feedstock supply services or default on any agreement to provide us with feedstock or procure feedstock for us, we would be materially adversely affected. Irrespective of whether third parties perform under feedstock contractual arrangements with us, we may be forced to buy feedstock at uneconomic rates, or we may not have access to feedstock at all. Additionally, we may have difficulty selling our biodiesel if third parties with whom we contract under our off-taking agreements do not perform. These conditions may cause our operating results to suffer.

As feedstocks comprise the primary input in producing biodiesel, changes in the price of feedstocks can significantly affect our business. The price of feedstock is influenced by market demand, weather conditions, animal processing and rendering plant decisions, factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as increased demand, adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock is available at economical terms, which could have a material adverse effect on our business, results of operations and financial condition. The price we pay for feedstock at a facility could increase if an additional multi-feedstock biodiesel production facility is built in the same general vicinity or if alternative uses are found for lower cost feedstocks.

Historically, the price of biodiesel has correlated closely to the price of petroleum diesel which is directly correlated to the price of crude oil. The price of petroleum diesel fluctuates substantially and is difficult to forecast due to factors such as political unrest, worldwide economic conditions, supply and demand, seasonal weather conditions, changes in refining capacity, fluctuations in exchange rates and natural disasters. Price fluctuations will have a significant impact upon our revenue, the return on our investment in biodiesel production facilities and on our general financial condition. Price fluctuations for biodiesel fuel may also impact the investment market, and our ability to raise capital. Although market prices for biodiesel fuel rose to record levels during 2007 and into 2008, the prices of crude oil and biodiesel fuel declined substantially in the second half of 2008. Future decreases in the prices of biodiesel or petroleum diesel fuel may have a material adverse effect on our business, financial condition and results of operations.

Biodiesel is marketed both as a pure and blended substitute for diesel, and as a result, a decrease in petroleum diesel prices may reduce the price at which we can sell our biodiesel and materially and adversely affect our business, financial condition and results of operations.

Competition due to advances in alternative fuels may lessen the demand for biodiesel and negatively impact our business.

Alternative fuels, gasoline oxygenates, ethanol and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that, like biodiesel, may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Additionally, there is significant research and development being undertaken regarding the production of ethanol from cellulosic biomass, the production of methane from anaerobic digestors, and the production of electricity from wind and tidal energy systems, among other potential sources of renewable energy. If these alternative fuels continue to expand and gain broad acceptance, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would adversely affect our business, results of operations and financial condition.

Adverse public opinions concerning the biodiesel industry in general could harm our business.

The biodiesel industry is new, and general public acceptance of biodiesel is uncertain, especially in the United States. Public acceptance of biodiesel as a reliable, high-quality alternative to petroleum diesel may be limited or slower than anticipated due to several factors, including:

•	public perception of the “food versus fuel” debate;

•	public perception that biodiesel is produced from waste vegetable oil or other lower-quality feedstocks, thereby resulting in lower quality fuel;

•	public perception that the use of biodiesel will require excessive engine modifications, or that engines running biodiesel will not reliably start in cold conditions;

•	actual or perceived problems with biodiesel quality or performance; and

•	concern that using biodiesel will void engine warranties.

Such public perceptions or concerns, whether substantiated or not, may adversely affect the demand for our biodiesel, which in turn could decrease our sales, harm our business and adversely affect our financial condition.

Risks Relating to the Wind Energy Industry

One of our business segments depends on the availability of wind, which may not meet our expectations if weather patterns vary greatly.

A portion of our business is dependent on the availability of the wind resource. The strength and consistency of the wind resource at any of our wind projects will vary. Weather patterns are unpredictable could change or the historical data could prove to be an inaccurate reflection of the strength and consistency of the wind in the future. If there is insufficient wind resource, the assumptions underlying the economic feasibility as to the amount of electricity to be generated by any of our proposed wind projects will not be met and income and cash flows will be adversely impacted. The future evaluation of our wind projects will be based on assumptions about certain conditions that may exist and events that may occur in the future. A number of additional factors may cause the wind resource and energy capture at any of our wind projects to differ, possibly materially, from those initially assumed by management, including:

•	the limited time period over which the site-specific wind data were collected;

•	the potential lack of close correlation between site-specific wind data and the longer-term regional wind data;

•	inaccurate assumptions related to wake losses and wind shear;

•	the limitations in the accuracy with which anemometers measure wind speed;

•	the inherent variability of wind speeds;

•	the lack of independent verification of the turbine power curve provided by the manufacturer;

•	the potential impact of climatic factors, including icing and soiling of wind turbines;

•	the potential impact of topographical variations, turbine placement and local conditions, including vegetation;

•	the power delivery schedule being subject to uncertainty;

•	the inherent uncertainty associated with the use of models, in particular future-oriented models; and

•	the potential for electricity losses to occur before delivery.

Further, the wind resources may be insufficient for our wholly owned subsidiary, GreenHunter Wind Energy, LLC, to become and remain profitable. Wind is naturally variable. The level of electricity production at any of our wind projects, therefore, will also be variable. If there is insufficient wind resource at a project site due to variability, the assumptions underlying management’s belief as to the amount of electricity to be generated by any of our wind projects will not be met. Accordingly, there is no assurance that the wind resource will be sufficient for GreenHunter Wind Energy to become or remain profitable.

The inherent volatility in the market price of electricity could impact our business.

Our potential revenues, income and cash flow are subject to volatility in the market price for electricity. Our ability to generate revenue has exposure to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices. The market price of electricity is sensitive to cyclical changes in demand and capacity supply, and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, transmission development and investment within the United States and to the power markets in other jurisdictions via interconnects and other external factors outside of our control. Energy from wind generating facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance. Accordingly, the potential revenue, income and cash flow may be volatile and adversely affect our business, result of operation and financial condition.

Any inability or delay in updating or obtaining required licenses and permits could hinder development and adversely affect business.

We may be unable to obtain all necessary licenses and permits to operate our business. We may not necessarily hold all of the licenses and permits required in connection with the construction and operation of most of our biodiesel refinery, biomass plants, and wind projects. The failure to obtain all necessary licenses or permits, including renewals or modifications, could result in construction delays of any of our projects or could otherwise have a material adverse effect on our business, results of operation and financial condition.

Our inability to enter interconnection agreements would restrict our ability to sell electricity.

We may be unable to enter into necessary interconnection agreements. We will be required to enter into certain interconnection agreements with electric utilities prior to selling electricity. The failure to enter into such interconnection agreements on terms that are acceptable to us could have a material adverse effect on the Company.

The wind energy industry is highly dependent on tax incentives.

In the United States, the wind energy industry is currently supported by favorable legislation including tax legislation. We have provided detail regarding these incentives below because, although this information is technical, it is important that investors understand the nature and impact of current legislation on our wind business.

Wind Energy Tax Incentives.  Section 45 of the Internal Revenue Code provides for a production tax credit of 1.5 cents (adjusted annually for inflation) per kilowatt hours of electricity produced by the taxpayer from a qualified facility during the 10-year period beginning on the date it was originally placed in service, and sold to an unrelated person. The production tax credit is reduced under a formula for any year in which the national average price of electricity produced from wind for the immediately succeeding year, or the “reference price,” exceeds 8 cents a kilowatt hour adjusted for inflation and is completely eliminated when the reference price exceeds 11 cents (adjusted for inflation) per kilowatt hour. The reference price for 2008 was 3.60 cents.

No Assurances of Continued Wind Energy Tax Credit.  The production tax credit which was scheduled to expire for qualified facilities placed in service after December 31, 2008, was extended by the Emergency Economic Stabilization Act of 2008 (Public Law 110-343) to qualified facilities placed in service before January 1, 2010. We cannot assure you that this or any other tax credits will be renewed on similar terms, if at all. The elimination or significant reduction in the production tax credit described above could harm our business, financial condition and results of operations.

Risks Relating to the Biomass Industry

The inherent volatility in the market price of electricity could impact our business.

Our potential revenues, income and cash flow are subject to volatility in the market price for electricity. Our ability to generate revenue is subject to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices. The market price of electricity is sensitive to cyclical changes in demand and capacity supply and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, transmission development and investment within the United States and to the power markets in other jurisdictions via interconnects and other external factors outside of our control. Energy from biomass facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance. Accordingly, the potential revenue, income and cash flow may be volatile and adversely affect our business, results of operation and financial condition.

Any inability or delay in updating or obtaining required licenses and permits could hinder development and adversely affect our business

We may be unable to obtain all necessary licenses and permits to operate our business. GreenHunter may not necessarily hold all of the licenses and permits required in connection with the construction and operation of most of our biodiesel refinery, biomass plants, and wind projects. The failure to obtain all necessary licenses or permits, including renewals or modifications, could result in construction delays of any of our projects or could otherwise have a material adverse effect on the Company.

Our inability to enter interconnection agreements would restrict our ability to sell electricity.

We may be unable to enter into necessary interconnection agreements. We will be required to enter into certain interconnection agreements with electric utilities prior to selling electricity. The failure to enter into such interconnection agreements on terms that are acceptable to us could have a material adverse effect on the Company.

The biomass energy industry is highly dependent on tax incentives.

The biomass industry is highly regulated and is currently supported by favorable legislation including certain tax incentives. We have provided detail regarding these incentives below because, although this information is technical, it is important that investors understand the nature and impact of current legislation on our biomass business.

Production Tax Credit.  Section 45 of the Internal Revenue Code generally provides a production tax credit of 1.5 cents (the “credit amount” as adjusted annually for inflation) for electricity produced by a taxpayer from a qualified energy resource at a qualified facility during the 10-year period beginning on the date the facility was originally placed in service (the “credit period” which is adjusted for certain facilities as noted below) and sold by the taxpayer to an unrelated person. A qualified energy resource includes closed-loop biomass and open-loop biomass.

The production tax credit is reduced under a formula for any year in which the national average price of electricity from biomass, or the “reference price,” exceeds 8 cents a kilowatt hour adjusted for inflation and is completely eliminated when the reference price exceeds 11 cents (adjusted for inflation) per kilowatt hour. The Internal Revenue Service has not yet published the reference price for either closed-loop or open-loop biomass for any prior year and has stated that the phase out is not applicable to open-loop and closed-loop biomass for 2006 and 2007.

For a facility using open-loop biomass to produce electricity, the term “qualified facility” generally means any facility owned by the taxpayer which in the case of a facility using agricultural livestock waste nutrients is originally placed in service before January 1, 2011 and the nameplate capacity rating is not less than 150 kilowatts and in the case of any other facility is originally placed in service before January 1, 2011. It also includes a new unit placed in service after October 3, 2008, in connection with such facility but only to the extent of the increased amount of electricity produced at the facility by such unit. The credit period for a facility for open-loop biomass is shortened from a 10-year period to a 5-year period for any facility placed in service before August 8, 2005, and for facilities other than using agricultural livestock waste placed in service before October 22, 2004, is a 5-year period beginning on January 1, 2005. Also, the credit amount for electricity produced from a facility for open-loop biomass is reduced by one-half.

For a facility using closed-loop biomass to produce electricity, the term “qualified facility” generally means any facility owned by the taxpayer which is originally placed in service after 1992 and before January 1, 2011 or owned by the taxpayer which before January 1, 2011 is originally placed in service and modified to use closed-loop biomass to co-fire with coal, with other biomass, or with both but only if certain modifications are approved under the Biomass Power for Rural Development Programs or is part of a pilot project of the Commodity Credit Corporation. (The amount of production tax credit attributable to a qualified facility under the immediately preceding sentence is further adjusted based on the ratio of the thermal content of the closed-loop biomass used in the facility to the thermal content of all fuels used in such facility.) It also includes a new unit placed in service after October 3, 2008, in connection with such facility but only to the extent of the increased amount of electricity produced at the facility by such unit. With respect to either a closed-loop biomass facility or open-loop biomass facility, if the owner of such facility is not the producer of the electricity, the person eligible for the credit is the lessee or operator of such facility.

The production tax credit for qualified resources was scheduled to expire for qualified facilities placed in service after December 31, 2008. However, the Emergency Economic Stabilization Act of 2008 (Public Law 110-343) extended the production tax credit generally to biomass facilities placed in service before January 1, 2011. The elimination or significant reduction in the production tax credit described above could harm our business, financial condition and results of operations.

Bonus Depreciation.  The Emergency Economic Stabilization Act of 2008 provides that an additional first year depreciation of 50% of the adjusted tax basis is available for cellulosic biomass plant property. Cellulosic biomass means any liquid fuel which is produced from any lignocellulosic or hemicellulosic matter that is available on a renewable or recurring basis. Cellulosic biomass plant property means property of a character subject to the allowance for depreciation which is used in the U.S. solely to produce cellulosic biomass, the original use of which commences with the taxpayer and which is placed in service after October 3, 2008, in taxable years ending after that date but before January 1, 2013, and which is acquired by the taxpayer by purchase. The future elimination or significant reduction in the bonus depreciation described above could harm our business, financial condition and results of operation.

No Assurance of Continued Tax Incentives.  The biomass industry is highly dependent on tax incentives. The credit for producing fuels from nonconventional sources has already expired, and there is no assurance that other tax incentives will be renewed or otherwise continued on favorable terms. The elimination or significant reduction in the tax incentives described above could harm our business, financial condition and results of operations.

Risks Relating to the Ownership of our Securities

Our common stock only has been publicly traded since January 2, 2008, and the price of our common stock has fluctuated substantially since then and may fluctuate substantially in the future.

Our common stock has been publicly traded only since January 2008. The price of our common stock has fluctuated significantly since then. From January 2, 2008, to December 19, 2008, the trading price of our common stock ranged from a low of $3.28 per share to a high of $25.45 per share and the closing trading price on December 19, 2008 was $6.01 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	changing conditions in fuel markets;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of comparable companies;

•	additions or departures of key personnel;

•	future sales of our stock;

•	tax and other regulatory developments;

•	our ability to develop and complete facilities, and to introduce and market the energy created by such facilities to economically viable production volumes in a timely manner; and

•	other factors discussed in the “Risk Factors” section, elsewhere in this prospectus and in any prospectus supplement.

We may fail to meet expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

If we issue additional shares in the future, it will result in dilution to our existing stockholders.

Our amended and restated certificate of incorporation denies the holders of our common stock the right to subscribe for additional shares of capital stock upon any issuance or increase thereof. As a result, if we issue additional shares of common stock or securities convertible into common stock, our stockholders may be unable to maintain their pro rata ownership of common stock. The issuance of additional securities will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares or securities convertible into or exercisable for shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders who do not purchase such shares. There is no assurance that further dilution will not occur in the future.

We may issue shares of our capital stock or debt securities to complete a business combination or acquire assets, which would dilute the equity interest of our stockholders and could cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of December 9, 2008, there were 69,055,560 authorized but unissued shares of our common stock available for issuance and 9,976,925 shares of preferred stock available for issuance. As of December 9, 2008, the number of shares of our common stock subject to outstanding options, warrants, GreenHunter’s Series A convertible preferred stock and GreenHunter’s Series B convertible preferred stock was 16,376,073. Although we have no commitments as of December 9, 2008 to issue any additional securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock, preferred stock or convertible securities, or a combination of common stock, preferred stock and convertible securities, to the stockholders of a potential target or in connection with a related simultaneous financing to complete a business combination or asset purchase. The issuance of additional common stock, preferred stock or convertible securities may:

•	significantly dilute the equity interest of current stockholders in our Company;

•	subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to holders of our common stock;

•	cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and possibly result in the resignation or removal of some or all of our present officers and directors; and

•	adversely affect prevailing market prices for our common stock.

Similarly, our issuance of additional debt securities could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination or asset purchase are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness, even if we have made all principal and interest payments when due, if the debt security contains covenants that require the maintenance of certain financial ratios or reserves, or change of control provisions, and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

Our ability to successfully effect a business combination and to be successful afterwards will be dependent upon the efforts of our key personnel, and others hired to manage the acquired business and whom we would have only a limited ability to evaluate.

Our ability to successfully effect a business combination will be dependent upon the efforts of our key personnel. However, we cannot presently ascertain the future role of our key personnel in such a target business. While we intend to closely scrutinize any individuals we engage in connection with a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating as part of a public company which could cause us to have to expend time and resources familiarizing them with such requirements. This process could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers’ and directors’ allocation of their time to other business interests could have a negative impact.

All of our officers are required to commit their full work hour time to our business affairs, with the exception of Gary C. Evans, our Chief Executive Officer. Due to existing board of director positions and other business interests that Mr. Evans maintains with other companies, Mr. Evans cannot commit all of his work hours to GreenHunter. However, subject to Board approval where appropriate, all material corporate, strategic and financial decisions will be reviewed and ultimately decided by Mr. Evans.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate attractive business combinations.

We expect to encounter intense competition from other entities with business objectives similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well-established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors may possess greater technical, human and other resources than we do, and our financial resources may be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination, asset purchase or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination or asset purchase.

We cannot ascertain the capital requirements for any particular transaction. If the net proceeds of any specific capital raise prove to be insufficient, either because of the size of the business combination or asset purchase, we may be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination or asset purchase, we would be compelled to restructure the transaction or abandon that particular business combination or asset purchase and seek an alternative target. In addition, if we consummate a business combination or asset purchase, we may require additional financing to fund the operations or growth of the target. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

We are subject to credit market risk.

Distress in the credit and financial markets has reduced liquidity and credit availability. The Company has a credit facility consisting of a fully utilized $33.5 million term loan facility and a $10.0 million working capital facility with WestLB, which the bank may, in its sole discretion, increase up to an aggregate of $150.0 million (including the $43.5 million commitment). As of November 30, 2008, $43.5 million was outstanding under this credit facility, and the Company had no borrowing availability. Credit market risk could negatively impact WestLB’s ability and willingness to fund the commitment amount of the credit facility and to increase the credit facility up to $150.0 million or any lesser increased amount. Credit market risk could also negatively impact the Company’s suppliers being able to make deliveries in accordance with their commitments.

In the event we cannot comply with the requirements of the Sarbanes-Oxley Act of 2002 or we acquire a business that is unable to satisfy regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective, our business and our stock price could suffer.

As a recently reporting public company, we will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by the end of fiscal year 2009. In addition, such statute will also require an evaluation of any target business acquired by us. Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal controls, including an evaluation of any target businesses acquired by a company. In the event the internal controls over financial reporting of a target business cannot satisfy the regulatory requirements relating to internal controls or if these internal controls over financial reporting are not effective, we may not be able to complete a business combination with the target business without substantial cost or significant risks to our company or our management may be unable to certify as to the effectiveness of the internal controls and our auditor may be unable to publicly attest to this certification following the completion of a business combination. Our efforts to comply with Section 404 and related regulations regarding our management’s required assessment of internal controls over financial reporting and our independent auditors’ attestation of that assessment may require the commitment of significant financial and managerial resources or may prevent a business combination with certain target businesses. If we fail to timely complete our evaluation, if our management is unable to certify the effectiveness of the internal controls of our company or the acquired business or if our auditors cannot attest to management’s certification, we could be subject to regulatory scrutiny and loss of public confidence, which could have an adverse effect on our business and our stock price.

Our outstanding options, warrants and convertible preferred stock may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

We have issued options to purchase 6,285,500 shares of common stock, warrants to purchase 6,180,573 shares of common stock, and preferred stock convertible into 3,910,000 shares of common stock, as of December 9, 2008. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these options and warrants or conversion of the preferred stock could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised or converted, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our options, warrants and preferred stock may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the options, warrants and preferred stock could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If, and to the extent, these options, warrants and preferred stock are exercised or converted, respectively, you may experience dilution to your holdings.

We do not intend to pay dividends on our common stock and thus stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

Although we have paid cash dividends on our Series A Preferred Stock, we have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements, and investment opportunities. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus, including but not limited to, statements regarding our future financial position, business strategy, anticipated trends and developments in the markets in which we operate, budgets, projected costs, capital expenditures, savings and plans, competition and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus and the documents we have incorporated by reference. You are cautioned not to place undue reliance on such statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.greenhunterenergy.com.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering of securities under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on January 10, 2008, February 21, 2008, June 6, 2008, August 27, 2008, October 30, 2008, November 13, 2008 and December 12, 2008; and

•	The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A dated December 21, 2007, including any amendment or report filed to update such description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

GreenHunter Energy, Inc.
Attn: Corporate Secretary
1048 Texan Trail
Grapevine, Texas 76051
(972) 410-1044

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered under this prospectus for capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

Sales Agreement with Wm Smith & Co.

We have entered into a sales agreement with Wm Smith & Co. pursuant to which we may issue and sell up to 5,000,000 shares of common stock from time to time through Wm Smith & Co, as our exclusive sales manager. The form of the sales agreement is an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. The sales, if any, of common stock made under the sales agreement will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices. including sales made directly on the American Stock Exchange, or sales made through a market maker other than on an exchange. Wm Smith & Co will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between Wm Smith & Co. and us.

Wm Smith & Co. will sell the shares of common stock subject to the sales agreement from time to time as agreed upon by us and Wm Smith & Co. Each time we wish to issue and sell shares of common stock, we will notify Wm Smith & Co. of the proposed terms of the placement. Subject to the terms and conditions of the sales agreement, including agreement by Wm Smith & Co. of the terms of the placement, Wm Smith & Co. will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell all of the designated shares of common stock. We may instruct Wm Smith & Co. not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Wm Smith & Co. will not be obligated to attempt to sell shares if the market price is below the designated price. We or Wm Smith & Co. may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

The compensation to Wm Smith & Co. for sales of common stock will equal a fixed commission rate of 3% of the first $25 million of gross proceeds of any shares sold and 2% of gross proceeds in excess of $25 million. The remaining sales proceeds, after deducting offering expenses and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of common stock on our behalf, Wm Smith & Co. is an “underwriter” within the meaning of the Securities Act, and compensation to Wm Smith & Co. constitutes underwriting commissions. We have agreed to provide indemnification and contribution to Wm Smith & Co. against certain civil liabilities, including liabilities under the Securities Act. Wm Smith & Co. may engage in transactions with, or perform services for, us in the ordinary course of business.

The offering of common stock in accordance with the sales agreement will terminate upon the earlier of:

•	the sale of all shares of common stock subject to the sales agreement; or

•	the termination of the sales agreement.

The sales agreement may be terminated by us or Wm Smith & Co. at any time on or after the first anniversary of the date of the sales agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock, par value $0.001 per share. As of December 9, 2008, there are 20,944,440 shares of our common stock issued and outstanding. Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders. All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our amended and restated certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class. Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors. Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock. All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.001 per share. Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by our stockholders (unless such action is required by applicable law or listing rules of an applicable securities exchange or quotation system), to designate and issue our preferred stock in one or more series and to establish the designations, powers, preferences and relative participating, optional or other rights of such series, which may be greater than the rights of our common stock.

We currently have two series of preferred stock: the 2007 Series A 8% Convertible Preferred Stock or the “Series A Preferred Stock,” and the 2008 Series B Convertible Preferred Stock, or the “Series B Preferred Stock.” The rights of the two series are substantially identical, except as described in this paragraph. A cumulative dividend is payable on the Series A Preferred Stock at the annual rate of 8%. Such dividends are payable, at our option in cash or shares of common stock. Dividends payable in shares of common stock will be paid by calculating the cash dividend that is due on the dividend payment date, dividing such amount by the 10-day average price per share of common stock, and multiplying this amount by 115%. There is no fixed dividend payable on Series B Preferred Stock. Shares of Series A Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $5.00 per common share, subject to certain anti-dilution protections. In accordance with these anti-dilution protections, the conversion price of our preferred stock will be subject to an adjustment to reduce dilution in the event that we effect a stock split, a recapitalization, or similar event. Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $7.50 per common share, subject to the same protections. We retain the option to convert both series of preferred stock at the conversion price then in effect, in whole or in part, at any time each of the following conditions are satisfied: (1) the last closing trade price per share of the common stock is greater than or equal to $20.00 for 31 consecutive trading days (as adjusted for splits, recapitalizations, and the like), and (2) the average daily trading volume for shares of our common stock over the same 31-trading day period equals or exceeds 65,000 shares. The preferred stock will vote together with the shares of common stock as a single class at any annual or special meeting of stockholders, and each holder of preferred stock is entitled to that number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder on the record date fixed for such meeting are convertible. At our sole option, on or after the fifth anniversary of the issuance date, we may redeem the preferred stock by paying in cash the original purchase price for the redeemed shares plus any accrued and unpaid dividends thereon. Upon the liquidation, dissolution or winding-up of the Company, the holders of our preferred stock are entitled to an amount equal to the original purchase price plus any accrued but unpaid dividends. After the payment of this liquidation amount, the remaining assets of the Company will be distributed to the holders of common stock.

As of December 9, 2008, there were 12,500 shares of Series A Preferred Stock and 10,575 shares of Series B Preferred Stock issued and outstanding. As discussed above, our board of directors generally has to designate and issue our preferred stock in one or more further series. It is not possible to state the actual effect of the issuance of any additional series of shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws; Inapplicability of Section 203 of the Delaware General Corporation Law

Some provisions of our amended and restated certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. In addition, our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. If applicable, the statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder by acquiring such 15% ownership, subject to certain exceptions. We have opted out of Section 203 with an express provision in our original certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

On June 16, 2008, Orion Ethanol, Inc (“Orion”), brought suit against GreenHunter, GreenHunter BioFuels, Inc., Gary C. Evans, et al, (“Defendants”), in the United States District Court for the District of Kansas. Orion brought suit against the defendants alleging that GreenHunter and GreenHunter BioFuels entered into a conspiracy with the other defendants to weaken Orion, acquire or divert its assets and opportunities and ultimately gain control and ownership of Orion. Specifically, Orion alleges that GreenHunter Energy and GreenHunter BioFuels tortiously interfered with Orion’s opportunities and expectancies in acquiring certain assets and interfered with Orion’s ability to complete financing with a banking institution. The lawsuit also alleges claims against Mr. Evans, a former officer and director of Orion, for conflicts of interest and breaches of fiduciary duties in connection with his actions as such an officer and director. Defendants have been served with this lawsuit and we have filed our initial response with the court. Defendants vigorously deny the allegations in the lawsuit and believe the lawsuit is completely without merit.

Other than as described in the preceding paragraph, there is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent for any other securities that we may offer under this prospectus will be named and described in the prospectus supplement for such securities.

Listing

Our common shares are listed on the American Stock Exchange under the symbol “GRH”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas.

EXPERTS

The financial statements of GreenHunter Energy, Inc. incorporated by reference into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports given upon their authority as experts in accounting and auditing.

5,000,000 SHARES OF COMMON STOCK

GREENHUNTER ENERGY, INC.

PROSPECTUS

December   , 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses to be incurred by the Company in connection with the registration of the securities being registered under this registration statement. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$5,681
Printing and engraving expenses	$14,075
Legal fees and expenses	$60,000
Accounting fees and expenses	$9,000
Trustee fees and expenses	$—
Miscellaneous fees and expenses	$—

Total	$88,756

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we may, but are not required to, advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

Item 16.	Exhibits.

See the Exhibit Index on page II-5, which is incorporated into this registration statement by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on December 22, 2008.

GREENHUNTER ENERGY, INC.

By:	/s/ Gary C. Evans
Gary C. Evans
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary C. Evans and Morgan F. Johnston or either of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary C. Evans Gary C. Evans	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	December 22, 2008

* Renato T. Bertani	Director	December 22, 2008

* James R. Sasser	Director	December 22, 2008

* Ronald H. Walker	Director	December 22, 2008

* Robert Zahradnik	Director	December 22, 2008

/s/ David S. Krueger David S. Krueger	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 22, 2008

*By: /s/ Morgan F. Johnston Morgan F. JohnstonAttorney-in-fact

EXHIBIT INDEX

Exhibit
No.			Description

1	.1**	—	At Market Issuance Sales Agreement between Wm Smith & Co. and GreenHunter Energy, Inc. dated November 6, 2008
1	.2*	—	Form of Underwriting Agreement
3.1		—	Certificate of Incorporation of GreenHunter Energy, Inc. (incorporated by reference to Exhibit 3.1 to our Form 10 as filed with the SEC on August 21, 2007)
3.2		—	Amendment to Certificate of Incorporation of GreenHunter Energy, Inc. (incorporated by reference to Exhibit 3.2 to our Form 10 as filed with the SEC on August 21, 2007)
3.3		—	Bylaws of GreenHunter Energy, Inc. (incorporated by reference to Exhibit 3.3 to our Form 10 as filed with the SEC on August 21, 2007)
4.1		—	Amended and Restated Certificate of Designations of 2007 Series A 8% Convertible Preferred Stock filed with the Delaware Secretary of State on August 21, 2008 (incorporated by reference to Exhibit 4.2 to our Form 8-K filed with the SEC on August 27, 2008)
4.2		—	Certificate of Designations of 2008 Series B Convertible Preferred Stock filed with the Delaware Secretary of State on August 21, 2008 (incorporated by reference to Exhibit 4.3 to our Form 8-K filed with the SEC on August 27, 2008)
4.3		—	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 4.2 to our Form 10 as filed with the SEC on August 21, 2007)
4.4		—	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and certain accredited investors (incorporated by reference to Exhibit 4.3 to our Form 10 as filed with the SEC on August 21, 2007)
4.5		—	Form of Warrant Agreement to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to our Form 8-K filed with the SEC on August 27, 2008)
4	.6**	—	Form of Senior Debt IndenTture
4	.7**	—	Form of Subordinated Debt Indenture
4	.8*	—	Form of Senior Note
4	.9*	—	Form of Subordinated Note
4	.10*	—	Form of Warrant Agreement
4	.11*	—	Form of Warrant Certificate
5	.1***	—	Opinion of Fulbright & Jaworski L.L.P.
23	.1***	—	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm
23.2		—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
24.1		—	Powers of Attorney (included in signature pages)
25	.1*	—	Statement of Eligibility of Trustee on Form T-1 for Indentures

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.

**	Previously filed.

***	Filed herewith.